Exhibit 1

UNIT PURCHASE AGREEMENT

dated as of December 5, 2005

among

STAR GAS PARTNERS, L.P. and STAR GAS LLC

and

KESTREL ENERGY PARTNERS, LLC, KESTREL HEAT, LLC AND KM2, LLC

Index of Schedule References:

Schedule	Description
3.1	Organization and Existence
3.2(c)	Encumbrances on Capital Stock
3.5	Non-Contravention
3.6	Governmental Approvals
3.7	Encumbrances on Partnership Assets
3.9(a)	Unaudited Consolidated Balance Sheets as of September 30, 2005
3.9(e)	Outstanding Senior Subordinated Units and Rights Granted under Partnership Plans
3.11(a)	Material Tax Returns to be Filed
3.11(b)	Tax Returns Subject to Audit or Investigation
3.11(c)	Tax Payments Not Deductible Under Section 280G
3.11(d)	Non Partnership Consolidated Tax Return
3.11(f)	Jurisdictions Where Tax Returns are Filed
3.11(g)	Tax Rulings
3.11(k)	Tax Attribute Limitations
3.12	Compliance with Laws
3.13	Legal Proceedings
3.15	Intellectual Property
3.17	Environmental Matters
3.17(b)	Privileged Environmental Materials
3.17(e)	Storage Tanks, Friable Asbestos and PCBs
3.17(h)	Reserves Established for Environmental Matters
3.20	Employee Matters
3.21	Third Party Consents
3.23(a)	Employee Benefit Plans
3.23(c)(i)	Plans Maintained within Section 3(37) of ERISA
3.23(c)(ii)	Withdrawal Liability with Respect to Plans
3.23(c)(iv)	Underfunded Benefit Liabilities
3.23(c)(v)	Payments of Separation, Severance or Termination
3.23(c)(vi)	Provisions for Retiree Benefits Terminable within Sixty Days
3.23(c)(vii)	Non-Terminable Retiree Welfare Benefits
3.23(e)	Qualification Matters
3.24	Finder’s Fees
3.25	Regulation
3.27	List of Material Contracts
4.1	Organization of Kestrel Entities
5.1(f)	Partnership Options
5.1(h)	Deal Parameters
7.1(f)	Partnership Consents

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”), dated December 5, 2005, by and among Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”) and its general partner, Star Gas LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership and their Subsidiaries, collectively referred to as the “Partnership Entities”); and Kestrel Energy Partners, LLC, a Delaware limited liability company (“Kestrel”), and its Subsidiaries Kestrel Heat LLC, a Delaware limited liability company (“Kestrel Heat”), and KM2, LLC., a Delaware limited liability company (“M2” and, together with Kestrel and Kestrel Heat, collectively referred to as the “Kestrel Entities”). Kestrel Heat and M2 are herein collectively referred to as “Buyers”. Each of the Partnership Entities is sometimes referred to herein individually as a Partnership Entity and each of the Kestrel Entities is sometimes referred to herein individually as a Kestrel Entity.

WHEREAS, the Partnership desires to sell to Buyers, and Buyers desire to purchase from the Partnership, Common Units of the Partnership; and

WHEREAS, Kestrel Heat desires to be elected as the successor general partner of the Partnership and in connection therewith to acquire New General Partner Units in the Partnership;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Partnership and Buyers hereby agree as follows:

ARTICLE I

TERMS OF THE TRANSACTION

1.1    Agreement to Sell and to Purchase Common Units.    On the Closing Date, subject to the terms and subject to the conditions set forth in this Agreement, the Partnership shall sell and deliver to Buyers, and Buyers shall purchase and accept from the Partnership, the number of Units, as follows:

(a)    500,000 Common Units to be sold to and purchased by Kestrel Heat;

(b)    7,000,000 Common Units to be sold to and purchased by M2;

(c)    325,729 New General Partner Units issuable to the Successor General Partner;

(d)    A number of Common Units equal to the number of Unsubscribed Units, if any, upon completion of the Rights Offering to be sold to and purchased by M2.

(e)    All of the Common Units and New General Partner Units sold by the Partnership to Buyers pursuant to this Section 1.1 are referred to collectively as the “Units”. All of the Units shall be issued pursuant to the Second Amended and Restated Partnership Agreement in the form attached hereto as Exhibit A (together with such changes thereto as Buyers may approve in writing, “New Partnership Agreement”).

1.2    Purchase Price and Payment.    The aggregate purchase price for the Common Units shall be equal to $2.00 per Common Unit times the total number of Common Units to be purchased by Buyers at the Closing pursuant to Section 1.1 (the “Purchase Price”). The Purchase Price payable by Buyers for the Units to be purchased by it shall be paid at the Closing in immediately available funds by confirmed wire transfer to a bank account to be designated by the Partnership (such designation to occur no later than the third Business Day prior to the Closing Date). As further acknowledged in Section 5.10, the New General Partner Units shall be issuable for no consideration.

1.3    Intent of the Parties.

(a)    The parties hereto intend that the purchase and sale of the Units at the Closing pursuant to this Agreement shall be made in conjunction with and conditioned upon (i) the withdrawal of the Partnership GP as general partner of the Partnership and, upon the approval of the requisite vote of its limited partners, the election of Kestrel Heat as successor general partner of the Partnership (the “Successor General Partner”), (ii) the approval of the requisite vote of the limited partners of the Partnership, the adoption of the New Partnership Agreement, (which provides, inter alia, for the conversion of each Senior Subordinated Unit and each Junior Subordinated Unit into Common Units on a one-to-one basis), (iii) an agreement with the holders of at least 93% of the Partnership’s senior notes providing among other things that the noteholders commit to tender their senior notes at par in exchange for (a) a prorata portion of $60 million in cash (less amounts required to be paid upon a change in control, (b) a prorata portion of approximately $26.9 million in new common units at a price of $2 per unit and (c) that the noteholders shall not to take any action to accelerate the indebtedness due under the indenture for the senior notes (“Senior Notes Exchange Offer”), (iv) the approval by the Senior Lender of the Credit Facility Amendments (clauses (iii) and (iv) of this sentence are collectively referred to as the “Debt Amendments”), and (v) the closing of the Rights Offering, including the purchase by M2 of any Unsubscribed Units. The purchase and sale of the Units and the other events contemplated by clauses (i) through (v) of this Section 1.3 are herein collectively referred to as the “Transaction”.

(b)    As used herein, the “Rights Offering” shall mean that certain distribution by the Partnership to each record holder of Common Units, as of a record date after the Special Meeting to be set by the Partnership, of the non-transferable right (the “Rights”) to purchase, at $2.00 per share, a pro-rata portion of 17,500,000 Common Units (subject to rounding as set forth below). It is currently anticipated that in the Rights Offering (i) the Partnership will distribute .5441 non-transferable Rights with respect to each Common Unit outstanding as of the record date for the Rights Offering, at no cost to the record holders; (ii) one Right plus $2.00 in cash will entitle the holder to purchase one Common Unit; (iv) the Rights will be evidenced by non-transferable subscription certificates; (v) no fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Units will be rounded up to the nearest whole number of Rights (provided that such rounding shall not cause the total purchase price of the Common Units issuable upon exercise of the Right to exceed $35,000,000); and (vi) brokers, dealers and other nominees holding Common Units on the record date for more than one beneficial owner will be entitled to obtain separate subscription certificates for their beneficial owners so that they may each receive the benefit of rounding.

ARTICLE II

CLOSING

The closing of the purchase and sale of the Units pursuant to Section 1.1 and the Rights Offering contemplated hereby (the “Closing”) shall take place (i) at the offices of Phillips Nizer LLP, 666 Fifth Avenue, 28th Floor, New York, New York 10103, at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VI and VII hereof to the Closing, or (ii) at such other times or places or on such other date or dates as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. All closing transactions at the Closing shall be deemed to have occurred simultaneously.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership Parties, for themselves and on behalf of the Partnership Entities, represent and warrant to Buyers as of the date hereof, that:

3.1    Organization and Existence.    Schedule 3.1 sets forth the form of organization, legal name and the Organization State of each of the Partnership Entities. Each of the Partnership Entities is either a limited partnership, limited liability company or corporation, as indicated on Schedule 3.1, duly organized or formed, validly existing and in good standing under the laws of its Organization State. Each of the Partnership Entities has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, and in the case of Partnership GP, to act as general partner of the Partnership, in each case in all material respects as described in the SEC Reports. Each of the Partnership Entities is duly qualified and in good standing to do business as a foreign general partnership, limited partnership, limited liability company or corporation, as applicable, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Partnership Material Adverse Effect. Other than as set forth on Schedule 3.1, each of the Partnership Entities (other than the Partnership and the Partnership GP) are wholly owned, directly or indirectly, by the Partnership and the Partnership GP.

3.2    Capitalization of the Partnership Entities.

(a)    All of the outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units have been duly authorized and validly issued in accordance with the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by Amendments No. 1, No. 2 and No. 3 (the “Original Partnership Agreement”), are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act), and, as of the respective dates of the SEC Reports and the Financial Statements, were issued and held as described therein. Partnership GP is the sole general partner of the Partnership with a 1% general partner interest in the Partnership. On the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 32,165,528 Common Units, 3,391,982 Senior Subordinated Units, 345,364 Junior Subordinated Units, and 325,729 General Partner Units which General Partnership Units include 1,629 Units implied by Partnership GP’s ownership of Star/Petro Inc. On the date hereof, there are no Class A or Class B Common Units issued and outstanding.

(b)    The Common Units (and the limited partner interests represented thereby) and the New General Partner Units (and the general partner interests represented thereby) to be issued to the Buyers at the Closing, will be duly authorized in accordance with the New Partnership Agreement, and, when issued and delivered to the Buyers against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the New Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act) and will be issued free and clear of any lien, claim or Encumbrance.

(c)    No Encumbrance exists upon any outstanding share (or other percentage ownership interests) of Capital Stock of any Partnership Entity which the Partnership directly or indirectly owns other than (i) the Encumbrances, if any, set forth in Schedule 3.2(c), and (ii) Permitted Encumbrances. Except as set forth in Schedule 3.2(c), the Partnership does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock of any entity other than a Partnership Entity. All of the outstanding shares of Capital Stock of the Partnership Entities that are corporations or limited liability companies have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Capital Stock of the Partnership Entities that are general or limited partnerships have been duly authorized and validly issued in accordance with such Partnership Entity’s partnership agreement and such Capital Stock has been fully paid for (to the extent required under such Partnership Entity’s partnership agreement) and is nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act or similar partnership laws of its Organization State).

(d)    Except (i) as described in the SEC Reports, (ii) arising under any Partnership Plan, and (iii) for the Common Units and the General Partner Units to be issued pursuant to this Agreement and the Rights Offering, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Original Partnership

Agreement or any other agreement or instrument to which the Partnership is a party or by which either of them may be bound. Neither the offering nor the sale of the Common Units or the General Partner Units as contemplated by this Agreement gives rise to any rights for or relating to the issuance or registration of any Common Units or other securities of the Partnership or any other Partnership Entities, except pursuant to this Agreement, to the Rights Agreement, or such rights as have been waived or satisfied. Except (i) as set forth in the SEC Reports and (ii) pursuant to the Partnership Plans, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Capital Stock of the Partnership are outstanding.

(e) The Common Units and the New General Partner Units when issued and delivered against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the New Partnership Agreement. The Partnership has all requisite power and authority (other than the approval by the limited partners of the Transaction, or components thereof, as applicable, in accordance with Applicable Law, the Original Partnership Agreement and the rules of the NYSE) to issue, sell and deliver the Common Units and the New General Partner Units in accordance with and upon the terms and conditions set forth in this Agreement and the New Partnership Agreement. As of the Closing Date, all partnership and corporate action, as the case may be, required to be taken by the Partnership and the Partnership GP or any of their respective partners or members for the authorization, issuance, sale and delivery of the Common Units and the New General Partner Units shall have been validly taken, and no other authorization by any of such parties is required therefor.

3.3    Authority and Binding Agreement.    Each of the Partnership Parties has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents (collectively, the “Transaction Documents”) to which it is a party, and to consummate the Transaction. The execution, delivery and performance by the Partnership Parties of the Transaction Documents, and the consummation by them of the Transaction, have been duly authorized by all necessary action (other than the approval by the limited partners of the Transaction, or components thereof, as applicable, in accordance with Applicable Law, the Original Partnership Agreement and the rules of the NYSE). This Agreement has been duly executed and delivered by the Partnership Parties and constitutes, and each of the Transaction Documents and each other agreement, instrument or document executed or to be executed by the Partnership Parties in connection with the Transaction has been, or when executed will be, duly executed and delivered by such Person and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Person enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4    Agreements of Limited Partnership.    The Original Partnership Agreement has been, and prior to the Closing the New Partnership Agreement will be, duly authorized, executed and delivered by the Partnership GP and is, and will be, a valid and legally binding agreement of the Partnership GP, enforceable against Partnership GP in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) general principles of equity.

3.5    Non-Contravention.    Except as set forth on Schedule 3.5, the execution, delivery and performance by the Partnership Parties of the Transaction Documents to which they are a party, and the consummation by them of the Transaction do not and as of the Closing Date will not (a) conflict with or result in a violation of any provision of the respective certificate or agreement of limited partnership (and, in particular, the Original Partnership Agreement), charter or bylaws or other governing instruments of the Partnership Entities, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which any of the Partnership Entities may be bound, (c) result in the creation or imposition of any Encumbrance upon any of the Partnership Entities or Partnership Assets, (d) assuming compliance with the matters referred to in Section 3.6, violate any Applicable Law binding upon the Partnership Entities or (e) conflict with or result in a violation of any Permit held by the Partnership Entities, except where such conflicts or violations, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

3.6    Governmental Approvals.    Except as set forth in Schedule 3.6 and except as may be obtained under state securities or “Blue Sky” laws, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority (“Governmental Approval”) is required to be obtained or made by the Partnership Entities in connection with the execution, delivery or performance of the Transaction Documents by the Partnership Parties or the consummation of the transactions contemplated thereby.

3.7    Title to Partnership Assets.    As of the Closing, the Partnership Entities will have good and marketable title to, or valid leasehold interests in, all of the Partnership Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances set forth in Schedule 3.7, except where failure to have such title individually or in the aggregate, would not have a Partnership Material Adverse Effect.

3.8    SEC Reports.

(a)    The Partnership’s annual report on Form 10-K for the year ended September 30, 2004, and the quarterly and current reports on Form 10-Q and 8-K, if any, filed by the partnership with the Securities and Exchange Commission (“SEC”) since September 30, 2004 (collectively, the “SEC Reports”) were timely filed with the SEC. Such documents, at the time they were filed with the SEC, complied in all material respects with the requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, each of the statements made in such documents within the coverage of Rule 175(b) of the rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), was made by the Partnership with a reasonable basis and in good faith. Other than the SEC Reports, none of the Partnership Entities nor any of their respective subsidiaries is required to file any form, report or other document with the SEC that has not been filed.

(b)    The draft of the Partnership’s annual report of Form 10-K for the year ended September 30, 2005, a copy of which has been delivered to the Buyers (the “2005 Form 10-K”), complies, and the version thereof actually filed with the SEC shall comply, in all material respects with the requirements of the Exchange Act and does not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. In addition, each of the statements made in the 2005 Form 10-K and the version thereof actually filed with the SEC within the coverage of Rule 175(b) of the rules and regulations under the Securities Act was made by the Partnership with a reasonable basis and in good faith.

(c)    There are no agreements, contracts, indentures, leases or other instruments that are required to be described in the SEC Reports and the 2005 Form 10-K or to be filed as exhibits to the SEC Reports and the 2005 Form 10-K that are not and, with respect to the version of the 2005 Form 10-K actually filed with the SEC will not be, described or filed as required by the Exchange Act.

(d)    Since September 30, 2005, no transaction has occurred between or among the Partnership GP, the Partnership Entities and any of their respective officers, directors, stockholders or Affiliates or, to the best knowledge of the Partnership GP, any Affiliate of any such officer, director or stockholder, that is required to be described in the SEC Reports and the 2005 Form 10-K that is not so described.

3.9    Financial Statements.

(a)    Attached as Schedule 3.9(a) are copies of (i) the unaudited consolidated balance sheet as of September 30, 2005 and the related unaudited consolidated statements of income, cash flows and owners’

equity for the fiscal year then ended (including in all cases the notes, if any, thereto) of the Partnership Entities (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices, and fairly present the respective consolidated financial position of the Partnership Entities as of September 30, 2005 and the consolidated results of operations and cash flows for the Partnership Entities for the fiscal periods set forth therein.

(b)    The books of account and other financial records of the Partnership Entities from which the Financial Statements were prepared: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with past practices, (ii) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies that are inconsistent with financial reporting requirements in accordance with GAAP and (iii) have been maintained in accordance with good business and accounting practices.

(c)    Except as set forth in the Financial Statements, as of September 30, 2005, none of the Partnership Entities had any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, and whether due or to become due), other than as set forth in the Schedules to this Agreement, that will create or result in any Encumbrances on the Partnership Assets or the Partnership Entities, except for Permitted Encumbrances.

(d)    The Partnership has heretofore furnished to the Buyers complete and correct copies of (i) all agreements, documents and other instruments not yet filed by the Partnership with the SEC but that are currently in effect and that the Partnership expects to file with the SEC after the date of this Agreement (with the exception of documents contemplated by this Agreement to be filed with the Form 8-K expected to be filed with the SEC after the signing of this Agreement to disclose the Transaction) and (ii) all amendments and modifications that have not been filed by the Partnership with the SEC to all agreements, documents and other instruments that previously have been filed by the Partnership with the SEC and are currently in effect.

(e)    Schedule 3.9(e) sets forth a list of all outstanding Senior Subordinated Units and other equity interests in any of the Partnership Entities that have been granted under the Partnership Plans. Except for the Units issuable pursuant to this Agreement at the Closing, and Common Units issuable upon exercise of Rights in the Rights Offering, no other Common Units are or will be issuable as a result of the Closing and the consummation of the Transaction.

3.10    Absence of Certain Changes.    Since September 30, 2005, except as disclosed in the Financial Statements, the SEC Reports and the 2005 Form 10-K and except for the execution and delivery of this Agreement and the Ancillary Agreements, (a) there has been no event that would have a material adverse effect on the financial condition, business, properties, or results of operations of the Partnership Entities, taken as a whole, except for changes affecting the economy generally or changes in commodity prices or other changes affecting the heating oil industry generally (a “Partnership Material Adverse Effect”); (b) the Partnership Business has been conducted only in the ordinary course consistent with past practice; (c) except for, or as contemplated by, this Agreement, none of the Partnership Entities has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a Partnership Material Adverse Effect; (d) none of the Partnership Entities has suffered any material loss, damage, destruction or other casualty to any of the Partnership Assets that individually or in the aggregate would result in a Partnership Material Adverse Effect; and (e) none of the Partnership Entities has taken any of the actions set forth in Section 5.1 except as permitted thereunder.

3.11    Tax Matters.

(a)    Except as set forth on Schedule 3.11(a): (i) each of the Partnership Entities has filed all material Tax Returns required to be filed with the IRS or other applicable taxing authority through the date hereof and such Tax Returns are complete and correct in all material respects, and each of the Partnership Entities has timely paid or accrued for all Taxes due on any such Tax Return and (ii) none of the Partnership Entities has any material liability for Taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained in accordance with GAAP. There are no material liens for Taxes upon any asset of any of the Partnership Entities except for Permitted Encumbrances. There are no Taxes that will be imposed on any of the Partnership Entities in connection with the execution of this Agreement or the Ancillary Documents or in connection with any of the transaction contemplated hereby or thereby. Except as set forth on Schedule 3.11(a), none of the Partnership Entities currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)    Schedule 3.11(b) lists all federal or state income and franchise Tax Returns filed on or after January 1, 2002 by any of the Partnership Entities or any affiliated, consolidated, combined, unitary or similar group of which any Partnership Entity is or was a member (i) that are as of the date hereof the subject of audit, (ii) in respect of which there is any other suit, action, investigation or claim in progress by any taxing authority or (iii) in respect of which any issue has been raised by any taxing authority at an earlier time that is reasonably expected to be raised at a later time. Other than as set forth on Schedule 3.11(b), none of the Partnership Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)    Except as set forth on Schedule 3.11(c), none of the Partnership Entities has made any payment, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code.

(d)    Except as set forth on Schedule 3.11(d), since October 1, 2001, none of the Partnership Entities (i) has been a member of an affiliated group (as defined in Section 1504(a) of the Code) or has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns that include only the Partnership Entities) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or (ii) has any liability for Taxes of any Person (other than the Partnership GP or a Partnership Entity) under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(e)    Since its formation, the Partnership has been treated as a partnership for federal income tax purposes, and will immediately before, at, and immediately after, the Closing also be a partnership for federal income tax purposes. Moreover, for each taxable year of its existence and as reasonably estimated for the Partnership’s current taxable year, more than 90% of the gross income of the Partnership has or will constitute “qualifying income” within the meaning of Section 7704(d) of the Code.

(f)    No Partnership Entity has received written notice of a claim made by any taxing authority in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to Tax in such jurisdiction or if such claim has been received, is presently filing tax returns in such jurisdiction, and, to the best knowledge of the Partnership Entities, no such entity is required to file Tax Returns in any jurisdiction other than those set forth in Schedule 3.11(f).

(g)    Except as set forth in Schedule 3.11(g), there are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to any Partnership Entity.

(h)    No Partnership Entity has deferred income reportable for a current Tax period (or portion thereof) or a period (or portion thereof) beginning after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period (or portion thereof) ending on or prior to the Closing Date.

(i)    No Partnership Entity that is a corporation for federal tax purposes has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. No stock of any Partnership Entity that is a corporation for federal tax purposes has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

(j)    Each Partnership Entity has disclosed on its federal income Tax Returns all positions taken therein that would reasonably be expected to result in any “substantial understatement of federal income tax” within the meaning of Section 6662 of the Code.

(k)    Except as set forth on Schedule 3.11(k), prior to the Transaction, none of the Tax attributes of any Partnership Entity are subject to the limitations of Code Sections 382, 383 or 384 or Treas. Reg. § 1.1502-21(c).

(l)    No Partnership Entity has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(m)    There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which any Partnership Entity could be liable for any material Taxes of any Person other than the Partnership Entities.

3.12    Compliance with Laws.    Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, the Partnership Entities have complied in all material respects with all Applicable Laws relating to the ownership or operation of the Partnership Assets and the conduct of the Partnership Business, except where failure to comply, individually or in the aggregate, would not have a Partnership Material Adverse Effect. Except as set forth in Schedule 3.12, none of the Partnership Entities has received notice that it is charged or, to the knowledge of the Partnership Parties, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Partnership Assets or Partnership Business.

3.13    Legal Proceedings.    Except as described in the SEC Reports or in Schedule 3.13, there is (i) no Proceeding before or by any Governmental Authority or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Entities is or may be a party or to which the business or property of any of the Partnership Entities is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or, to the knowledge of the Partnership Parties, that has been proposed by any Governmental Authority and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, is reasonably expected to (A) individually or in the aggregate have a Partnership Material Adverse Effect, (B) prevent or result in the suspension of the issuance and sale of the Common Units or New General Partner Units or (C) affect adversely the ability of the Partnership to consummate the Transaction as contemplated herein. Any and all probable and estimated liabilities of the Partnership Entities under any and all Proceedings now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Entities is or, to the knowledge of the Partnership Parties, may be a party or to which the business or property of any of the Partnership Entities, to the knowledge of the Partnership Parties, is or may be subject, are adequately covered (except for standard deductible amounts) by the existing insurance maintained by the Partnership or reserves established by the Financial Statements. Schedule 3.13 sets forth all reserves established by the Financial Statements for each of the matters otherwise disclosed pursuant to this Section 3.13.

3.14    Sufficiency of Partnership Assets.    The Partnership Assets constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Partnership Business as conducted on the date of this Agreement. All Partnership Assets necessary for the conduct of the Partnership Business are maintained in accordance with industry standards, normal wear and tear excepted, and are useable in the continued operation of the Partnership Business consistent with past practice.

3.15    Intellectual Property.    Except as set forth on Schedule 3.15, each of the Partnership Entities owns or possesses or has the right to use, and at the Closing Date will own or possess or have the right to use in the localities where they are currently used by the Partnership Entities, all Intellectual Property described in the SEC Reports as being owned or used by it or any of the Partnership Entities or necessary for the conduct of its respective business, other than those which if not so owned or possessed would not have a Partnership Material Adverse Effect, and none of the Partnership Entities is aware of any claim to the contrary or any challenge by any other Person to the rights of the Partnership Entities with respect to the foregoing.

3.16    Permits.    Each of the Partnership Entities has, or at the Closing Date will have, such Permits as are necessary to own its properties and to conduct its business in the manner described in the SEC Reports, subject to such qualifications as may be set forth in the SEC Reports and except for such Permits which, if not obtained, would not have, individually or in the aggregate, a Partnership Material Adverse Effect; each of the Partnership Entities has, or at the Closing Date will have, fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit, except for such revocations, terminations and impairments that would not have a Partnership Material Adverse Effect; and, except as described in the SEC Reports, none of such Permits contains any restriction that is materially burdensome to the Partnership Entities considered as a whole.

3.17    Environmental Matters.    Except as set forth in Schedule 3.17 or as would not reasonably be expected, individually on in the aggregate to result in a Partnership Material Adverse Effect:

(a)    The Partnership Entities are in compliance in all material respects with all Environmental Laws including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any Governmental Approval.

(b)    The Partnership Parties have provided to Kestrel with respect to each Partnership Facility, material assessments, reports, data, results of investigations or audits and other information that are in the possession of or reasonably available to the Partnership Parties regarding environmental matters pertaining to any Environmental Conditions related to the Partnership Facilities or the Partnership Entities, or Environmental Compliance Liability or other compliance (or noncompliance) by the Partnership Entities with respect to any Environmental Laws; however, materials deemed to be privileged and that have not been delivered have been separately identified on Schedule 3.17(b).

(c)    There is no Proceeding pending or, to the knowledge of the Partnership Parties, threatened, alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence or Release of any Material of Environmental Concern at any location, whether or not now or formerly owned or operated by the Partnership Entities or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or, to the knowledge of the Partnership Parties, threatened against the Partnership Entities or, to the knowledge of the Partnership Parties, against any Predecessor whose potential liability for any Environmental Condition or Environmental Compliance Liability the Partnership Entities have retained or assumed either contractually or by operation of law.

(d)    To the knowledge of the Partnership Parties, there are no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Materials of Environmental Concern at any Partnership Facility that would reasonably be expected to result in Environmental Conditions or form the basis of any Proceeding against the Partnership Entities or against any Predecessor.

(e)    Without in any way limiting the generality of the foregoing, to the knowledge of the Partnership Parties, (i) all on-site locations where the Partnership Entities have stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 3.17(e); (ii) all underground storage tanks and above ground storage tanks owned or operated by the Partnership Entities, and the capacity and contents of such tanks, located on any property owned, leased or operated by the Partnership Entities are identified in Schedule 3.17(e); (iii) except as set forth in Schedule 3.17(e), to the knowledge of the Partnership Parties, there is no friable asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Partnership Entities or the Partnership Business; and (iv) except as set forth in Schedule 3.17(e), to the knowledge of the Partnership Parties, no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Partnership Entities.

(f)    The Partnership Entities have not received any Environmental Notice that alleges that the Partnership Entities are in violation of any Environmental Laws and, to the knowledge of Partnership

Parties, there are no circumstances that would reasonably be expected to give rise to such a violation. The Partnership Entities have not received any Environmental Notice from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for Expenses or Environmental Conditions or Environmental Compliance Liability with respect to any Partnership Facility and no legally binding agreements have been entered into concerning such Expenses or Environmental Conditions or Environmental Compliance Liability. No Partnership Facility is on any federal, state or local list of hazardous sites, such as the Environmental Protection Agency’s Comprehensive Response, Compensation and Liability Information System List.

(g)    The Partnership Entities are not subject to any Environmental Laws requiring (i) the performance of a site assessment for Materials of Environmental Concern or an audit for any potential Environmental Compliance Liability, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to or receiving the approval of any Governmental Authority or (iv) the recording or delivery of any disclosure document or statement pertaining to environmental matters by virtue, regarding each of the foregoing, of the Transaction or as a condition to the effectiveness of the Transaction.

(h)    Schedule 3.17(h) sets forth all reserves established by the Financial Statements for each of the matters otherwise disclosed pursuant to this Section 3.17.

3.18    Insurance.    The Partnership maintains insurance covering the properties, operations, personnel and businesses of the Partnership Entities. Such insurance (less retentions and self-insurance) insures against such losses and risks as are reasonably adequate to protect the Partnership Entities and their businesses. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

3.19    Books and Records.    Each of the Partnership Entities (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.20    Employee Matters.    Except to the extent set forth in Schedule 3.20, (a) each of the Partnership Entities is in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against any of the Partnership Entities pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Partnership Parties, threatened against or affecting any of the Partnership Entities; (d) no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreements to which any Partnership Entity is a party is pending and no material claim therefor exists; (e) none of the Partnership Entities has experienced any work stoppage or other organized labor difficulty or attempts to organize employees by organized labor in the past five (5) years and (f) there is no litigation pending between the Partnership Entities and any employees nor, to the knowledge of Partnership Parties, is any such litigation threatened.

3.21    Consents.    Schedule 3.21 sets forth each of the consents, approvals, orders, authorizations and waivers of, and declarations, filings and registrations with, all third parties (including Governmental Authorities) that are necessary or required to permit the transactions contemplated by this Agreement and otherwise to consummate the Transaction (the “Partnership Consents”). Schedule 7.1(f) includes all of the Partnership Consents that, if not obtained and in full force and effect at the time of the Closing, could reasonably be expected to result in a Partnership Material Adverse Effect.

3.22    Disclosure.    Neither this Agreement nor any Schedule or Exhibit hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

3.23    Employee Benefit Plans.

(a)    Schedule 3.23(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), and all bonus, stock option, unit option, stock purchase, unit purchase, restricted stock, restricted unit, incentive, equity-based compensation, deferred compensation, disability, retiree medical, life or other benefits, supplemental retirement or other benefits, supplemental unemployment or income, dependent care, severance, and other similar fringe or benefit plans, programs or arrangements, and all employment, executive compensation, termination, severance, change of control or other contracts or agreements written or otherwise maintained or contributed to or for the benefit of or relating to any current or former employee, officer, director or other service provider of any of the Partnership Entities or their respective ERISA Affiliates other than a Multiemployer Plan, as defined below (collectively, referred to herein as the “Partnership Plans”). With respect to each Partnership Plan, the Partnership Parties have provided to Kestrel accurate and complete copies of (i) all written documents comprising such plan (including amendments, individual agreements, service agreements, trusts and other funding agreements), (ii) the three most recent annual returns in the Form 5500 series (including all schedules thereto) filed with respect to such plan, (iii) the most recent audited financial statement and accountant’s report (if required), (iv) the summary plan description currently in effect and all material modifications thereto (if required), (v) for each such plan which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service, (vi) any employee handbook which includes a description of such plan, (vii) any other written communications to any employee or employees, or to any other individual or individuals, to the extent that the provisions of such plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section, and (viii) any communications with any Governmental Authority related to such plan, other than transmittal letters and other routine correspondence.

(b)    None of the Partnership Entities has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Partnership Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c)    Except as set forth in Schedule 3.23(c)(i), during the past six years the Partnership Entities and their respective ERISA Affiliates have not maintained, contributed to or had an obligation to contribute to (i) a multiemployer plan, within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), or (ii) a plan subject to Title IV of ERISA or Section 412 of the Code. The consummation of the Transaction will not result in a partial or complete withdrawal from any Multiemployer Plan. Schedule 3.23(c)(ii) sets forth the potential withdrawal liability to the Partnership Entities with respect to certain Multiemployer Plans listed on Schedule 3.23(c)(ii) as estimated by the administrator of each plan as of the dates indicated in the respective letters or filings of the plan administrators. Schedule 3.23(c)(iv) sets forth the amount of unfunded benefit liabilities under Section 4001(a)(18) of ERISA for each plan subject to Title IV of ERISA listed on Schedule 3.23(c)(i). Except to the extent set forth in Schedule 3.23(c)(v), none of the Partnership Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates any Partnership Entity to pay separation, severance, or termination benefits or provide other benefits (including, without limitation, additional accruals or accelerated vesting of options) as a result of the Transaction (either alone or in connection with any additional or subsequent event or events), or (iii) obligates any Partnership Entity to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. Except as set forth on Schedule 3.23(c)(vi), none of the Partnership Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or service provider of any Partnership Entity, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or applicable state law. Except for Partnership Plans maintained pursuant to a collective bargaining agreement or as set forth on Schedule 3.23(c)(vii), each Partnership Plan that provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or service provider of any Partnership Entity, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or applicable state law, may be terminated upon 60 days notice.

(d)    No liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been or is presently expected to be incurred by the Partnership Entities or any of their respective ERISA Affiliates with respect to any Partnership Plan. No circumstance exists that constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any Partnership Plan or trust created thereunder, nor has the PBGC instituted any such proceeding. None of the Partnership Entities nor any of their respective ERISA Affiliates has incurred or expects to incur any withdrawal liability under Title IV of ERISA with respect to any plan that is a Multiemployer Plan. There have been no reportable events (as such term is defined in Section 4043 of ERISA) with respect to any Multiemployer Plan that could result in the termination of such plan and give rise to a liability of the Partnership Entities or any of their respective ERISA Affiliates. None of the Partnership Entities has incurred or presently expects to incur liability under Sections 412 or 4971 of the Code, including the regulations and published interpretations thereunder.

(e)    Except as provided on Schedule 3.23(e), (i) each Partnership Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and to the knowledge of the Partnership Parties has always been so qualified, and (ii) if any Partnership Plan was previously not so qualified, such failure shall not affect its current qualified status nor result in or cause any cost or expense to any Partnership Entity, and there has been no event, condition or circumstance that has adversely affected or is likely to affect such qualified status. Except as provided in Schedule 3.23(e), (i) each Partnership Plan is now operated in all material respects in accordance with the requirements of Applicable Law, including, without limitation, ERISA and the Code, and, to the knowledge of the Partnership Parties has always been so operated and (ii) if any Partnership Plan was ever previously operated not in accordance with Applicable Law, including, without limitation, ERISA and the Code, such failure shall not result in any cost or expense to any Partnership Entity, and each Partnership Entity has performed all obligations required to be performed by it under such Partnership Plan, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party with respect to, any Partnership Plan.

(f)    With respect to each Partnership Plan, there have been no prohibited transactions, or, to the knowledge of the Partnership Parties, breaches of fiduciary duties that could result in liability (directly or indirectly) for any Partnership Entity and the consummation of the Transaction will not result in a prohibited transaction or breach of fiduciary duty.

(g)    All contributions to, and payments from, each Partnership Plan that are required to be made in accordance with the terms of the Partnership Plan and Applicable Law have been timely made. Any Partnership Plan that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code. The Partnership Entities and their respective ERISA Affiliates maintain no employee benefit plan, program or arrangement required to comply with the laws of any foreign jurisdiction.

(h)    No litigation or claim (other than routine claims for benefits), and no governmental administrative proceeding, audit or investigation, is pending or, to the knowledge of the Partnership Entities or their respective ERISA Affiliates, threatened with respect to any Partnership Plan.

(i)    No sale contemplated by Section 5.1(h) will result in a partial or complete withdrawal from a Multiemployer Plan.

3.24    Finder’s Fees.    Except for the Brokerage Fee or as otherwise set forth on Schedule 3.24, none of the Partnership Entities, or any of their respective Affiliates, are obligated (directly or indirectly) under any agreement with any Person that would obligate any of the Partnership Entities or the Buyers or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” in connection with the Transaction.

3.25    Regulation.    Except as set forth on Schedule 3.25, none of the Partnership Entities is now, or after the consummation of the Transaction and application of the net proceeds thereof will be, (i) an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.26    No Violation.    None of the Partnership Entities is in (i) violation of its certificate of formation, partnership agreement, certificate or articles of incorporation or bylaws or other governing instruments, or of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any decree of any Governmental Authority having jurisdiction over it or (ii) breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation would, if continued, have a Partnership Material Adverse Effect. To the Knowledge of the Partnership Parties, no third party to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them is bound or to which any of their properties are subject, is in default under any such agreement, which breach, default or violation would, if continued, have a Partnership Material Adverse Effect.

3.27    Certain Material Contracts.    Schedule 3.27 contains a complete and accurate list of each of the following Contracts, which shall be deemed “Material Contracts” for purposes of this Agreement:

(a)    each Contract that involves the supply to and purchase by any of the Partnership Entities of home heating oil inventory held for resale to its customers (i.e., supply contracts), in each case in an amount or value in excess of $5,000,000; and

(b)    each Contract that involves any hedging arrangement or any other derivative instrument with respect to future purchases of inventory, in each case in an amount or value in excess of $5,000,000.

(c)    Each Material Contract is in full force and effect and embodies the complete understanding between parties thereto with respect to the subject matter thereof. Except as set forth on Schedule 3.27, (i) to the knowledge of the Partnership Parties, there exists no material default or claim thereof by any party to any Material Contract, (ii) to the knowledge of the Partnership Parties, there are no facts or conditions that, if continued or noticed, would result in a default under any Material Contract, (iii) none of the Partnership Parties has received any notice that any Person intends to cancel, modify or terminate any Material Contract or of exercise or non-exercise of any options thereof, (iv) none of the Partnership Entities has given any notice of cancellation, modification or termination of any Material Contract or of exercise of non-exercise of any options thereunder, (v) to the knowledge of the Partnership Parties, each Material Contract is a valid and binding agreement enforceable in accordance with its terms, and (vi) no consent or approval of the other parties to any Material contract or any Person pursuant to any Material Contract is required for the consummation of the Transaction, except those that will have been obtained and be in full force and effect on the Closing Date.

3.28    Listing.    The outstanding Common Units and Senior Subordinated Units are listed for trading on the NYSE.

3.29    Opinion of Financial Advisor.    The board of the Partnership GP has received the opinion of Jefferies as to the fairness of the Transaction from a financial point of view to the holders of the Common Units.

3.30    Exemption from Registration.    Assuming the accuracy on the date hereof and the Closing Date of the representations and warranties of the Kestrel Entities set forth in Section 4.5 below, the issuance of the Units by the Partnership to Buyers hereunder, other than the Common Units issuable pursuant to the Rights Offering, is exempt from the registration requirements of the Securities Act.

3.31    No Reliance.    Except for the representations and warranties made by the Partnership Entities in this Agreement, including in any Schedule or Exhibit hereto or in any other certificate or instrument delivered to the Buyers at Closing by or on behalf of the Partnership or the Partnership GP in connection with this Transaction, none of the Partnership Entities or any other Person makes, or will make, any representation or warranty with respect to the Partnership or it’s business, operations, assets, liabilities, condition (financial or otherwise) or prospects. Without limiting the generality of the foregoing, Buyers acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Buyers or any of their respective representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Kestrel, for itself and on behalf of the Buyers, represents and warrants to the Partnership Parties as of the date hereof, that:

4.1    Organization.    Schedule 4.1 sets forth the form of organization, legal name and the Organization State of the Kestrel Entities. Each of the Kestrel Entities is either a limited partnership, limited liability company or corporation, as indicated on Schedule 4.1, duly organized or formed, validly existing and in good standing under the laws of its Organization State.

4.2    Authority Relative to This Agreement.    Each of the Kestrel Entities has full power and authority to execute, deliver and perform the Transaction Documents to which it is a party, and to consummate the Transaction. The execution, delivery and performance by the Kestrel Entities of the Transaction Documents, and the consummation by them of the Transaction, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Kestrel Entities and constitutes, and each of the Transaction Documents and each other agreement, instrument or document executed or to be executed by the Kestrel Entities in connection with the Transaction has been, or when executed will be, duly executed and delivered by such Person and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Person enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3    Noncontravention.    The execution, delivery and performance by the Kestrel Entities of the Transaction Documents to which they are a party, and the consummation by them of the Transaction do not and will not (a) conflict with or result in a violation of any provision of the respective certificate or agreement of limited partnership, charter or bylaws or other governing instruments of the Kestrel Entities, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Kestrel Entities may be bound, (c) result in the creation or imposition of any Encumbrance upon any of the properties of the Kestrel Entities, (d) assuming compliance with the matters referred to in Section 3.12, violate any Applicable Law binding upon the Kestrel Entities or (e) conflict with or result in a violation of any Permit held by the Kestrel Entities.

4.4    Governmental Approvals.    Except as may be obtained under state securities or “Blue Sky” laws, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by the Kestrel Entities in connection with the execution, delivery or performance of this Agreement by the Kestrel Entities or the consummation of the Transaction.

4.5    Purchase for Investment.

(a)    The Kestrel Entities have been furnished with all information that they have requested for the purpose of evaluating the proposed acquisition of the Units pursuant hereto, and the Kestrel Entities have had an opportunity to ask questions of and receive answers from the Partnership regarding the Partnership and its business, assets, results of operations, financial condition and prospects and the terms and conditions of the issuance of the Units.

(b)    Each of the Buyers is acquiring the Units solely by and for its own account, for investment purposes only and not for the purpose of resale or distribution; and neither of the Buyers has any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge to such person or anyone else any Units; and neither of the Buyers has any present plans or intentions to enter into any such contract, undertaking or arrangement.

(c)    Other than the Units issued in connection with the Rights Offering, the Kestrel Entities acknowledge and understand that (i) no registration statement relating to the Units has been or is to be filed with the SEC under the Securities Act or pursuant to the securities laws of any state; (ii) the Units cannot be sold or transferred without compliance with the registration provisions of the Securities Act or compliance with exemptions, if any, available thereunder; (iii) the certificates representing the Units will include a legend thereon that refers to the foregoing; and (iv) the Partnership has no obligation or intention to register the Units under any federal or state securities act or law; except to the extent in each case that the terms of the New Partnership Agreement set forth as Exhibit A hereto shall otherwise provide.

(d)    Each of the Kestrel Entities (i) is an “accredited investor” as defined in Rule 501 of the rules promulgated pursuant to the Securities Act; (ii) has such knowledge and experience in financial and business matters in general that it has the capacity to evaluate the merits and risks of an investment in the Units and to protect its own interest in connection with an investment in the Units; (iii) has such a financial condition that it has no need for liquidity with respect to its investment in the Units to satisfy any existing or contemplated undertaking, obligation or indebtedness; and (iv) is able to bear the economic risk of its investment in the Units for an indefinite period of time and can afford the loss of its entire investment.

(e)    Each of the Kestrel Entities has relied upon its own independent investigations of the business of the Partnership or upon its own independent advisers in evaluating its investment in the Units, provided that in conducting such investigations, they and their advisers have relied upon the information furnished to them by the Partnership and the representations and warranties herein contained.

(f)    The acquisition of the Units by the Buyers at the Closing, as applicable, shall constitute Buyer’s confirmation of the foregoing representations.

4.6    Financial Resources.    Each of the Buyers has the funds necessary to consummate the Transactions and the financial resources available to it as are necessary to perform its obligations to acquire the Units pursuant to the terms of this Agreement.

4.7    Brokerage Fees.    The Kestrel Entities have not retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of the sale by the Partnership and the purchase by Buyers of the Units pursuant to this Agreement or any other component of the Transaction.

4.8    True and Complete Disclosure.    Taken in the aggregate, all factual information (excluding estimates) heretofore or contemporaneously furnished by Buyers to the Partnership in writing for purposes of or in connection with this Agreement or the Transaction has been true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make the statements of fact contained therein, in the light of the circumstances under which they were made, not misleading at such date.

4.9    Governmental Regulation.    Neither of the Buyers are an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Continuing Operations.    From the date of this Agreement to the earlier of (i) the Closing Date, or (ii) the termination of this Agreement in accordance with its terms (the “Interim Period”), the Partnership Entities shall conduct their business in the ordinary and usual course, and none of the Partnership Entities shall, without the prior consent of Kestrel, except as expressly contemplated hereby or necessary to consummate the Transaction:

(a)    amend its certificate of formation or partnership agreement; split (including any reverse split), combine, or reclassify any of its partnership interests; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the any Partnership Entity; or make any other material changes in its capital structure; provided, however, that any Partnership Entity other than the Partnership or Petro Holdings, Inc. may merge within or into any other Partnership Entity and any Partnership Entity other than the Partnership may change its authorized capitalization for state tax planning purposes.

(b)    except in the ordinary course of business consistent with past practice, (i) incur any liability or obligation, (ii) become liable or responsible for the obligations of any other Person (other than Subsidiaries) or (iii) except pursuant to the Senior Notes Exchange Offer, pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the financial statements; provided that, in no event shall any of the Partnership Entities enter into any settlement or compromise of any litigation or claims involving liability in excess of $500,000, without the prior written approval of Kestrel which shall not be unreasonably withheld;

(c)    incur any indebtedness for borrowed money, except for borrowings under the Credit Agreement or as permitted under its Credit Agreement;

(d)    make any loans or advances to any person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Partnership Entities with respect to cash management conducted in the ordinary and usual course of the Partnership Business;

(e)    declare or pay any dividend or make any other distribution with respect to its partnership interests, other than dividends paid by any Subsidiary to another of the Partnership Entities in the ordinary and usual course of the Partnership Business;

(f)    except with respect to obligations under written agreements as of the date of this Agreement set forth on Schedule 5.1(f), issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its partnership interests or other securities other than as contemplated herein or purchase or otherwise acquire any of its partnership interests or debt securities;

(g)    subject to Encumbrance any of its assets or properties, other than those Encumbrances arising by operation of law or in the ordinary and usual course of business and those Encumbrances incurred to secure the Existing Indebtedness or as permitted under its Credit Agreement;

(h)    other than in the ordinary course of business, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets, or waive, release, grant, or transfer any rights of value; provided, however, the Partnership Parties may sell certain assets of its heating oil operations within the limitations set forth in Schedule 5.1(h).

(i)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or make any other investment or expenditure of a capital nature, other than any capital expenditure already included in the capital expenditure budget for the Partnership, as previously provided to and approved by Kestrel and other than expenditures not to exceed $500,000;

(j)    enter into, adopt, or (except as may be required by law) amend or terminate any collective bargaining agreement, Partnership Plan or other Benefit Plan; provided, however, that the Partnership Entities may renew or renegotiate collective bargaining agreements which have expired or which will expire prior to Closing; other than in the ordinary course of business and consistent with past practices, approve or implement any employment severance arrangements or retain or discharge any officers and executive management personnel; other than in the ordinary course of business and consistent with past practices, authorize or enter into any employment, severance, consulting services or other agreement with any officers and executive management personnel; or except (w) as budgeted in the 2006 business forecast of the Partnership Business provided to the Buyers, (x) as provided for in any incentive plan or program established by the Partnership Entities and described in Schedule 3.23(a) or (y) increases of employee compensation in the ordinary course of business consistent with past practice, change the compensation or benefits provided to any director, officer, employee or other service provider as of September 30, 2005;

(k)    other than supply or other contracts entered into in the ordinary course of the Partnership Business and consistent with past practices, enter into any contract, agreement, lease or other commitment which is material to the business, assets, properties, or financial position of the Partnership Entities; or amend, modify, or change in any material respect any of the agreements pertaining to the Existing Indebtedness or any other existing contract, agreement, lease or other commitment which is material to the business, assets, properties, or financial position of the Partnership Entities;

(l)    other than hedges to supply and sales agreements entered into in the ordinary course of the Partnership Business, enter into any speculative or commodity swaps, hedges or other derivatives transactions or purchase any securities for investment purposes, other than in connection with the Partnership Entities’ cash management;

(m)    other than in the ordinary course of the Partnership Business and consistent with past practices, authorize, enter into or amend any contract, agreement or other commitment with any director, officer, employee or other Affiliate (other than the Partnership Entities) pursuant to which any such person shall receive compensation, consideration or benefit of any kind (whether cash or property) from any of the Partnership Entities; or

(n)    make or change any material Tax election, change any method of Tax accounting, grant any extension of time to assess any Tax or settle any Tax claim, amend any Tax Return in any material respect or settle or compromise any material Tax liability.

5.2    Press Releases.    Except as may be required by Applicable Law or by the rules of the NYSE, neither Buyers nor the Partnership shall issue any press release with respect to this Agreement or the Transaction without the prior consent of the other party (which consent shall not be unreasonably withheld under the circumstances). Any such press release required by Applicable Law or by the rules of any national securities exchange shall only be made after reasonable notice to the other party.

5.3    Stock Exchange Listing.    The Partnership shall use its reasonable best efforts to cause the Common Units to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

5.4    Fees and Expenses; Break-up Fee.

(a) The Partnership shall be responsible for the payment of all expenses incurred by the Partnership in connection with the proposed Transaction, regardless of whether the Transaction closes, including, without limitation, all fees and expenses incurred in connection with the Registration Statement and the Proxy Statement and the fees and expenses of the Partnership’s legal counsel and all third party consultants engaged by the Partnership to assist in the Transaction. Subject to receipt of appropriate documentation, the

Partnership shall also reimburse the Kestrel Entities for all out of pocket expenses reasonably incurred by them in connection with the proposed Transaction, including, without limitation, the fees and expenses of Kestrel’s legal counsel and all third party consultants engaged by the Kestrel Entities to assist in the Transaction, subject to the requirement that any such third party consultants other than accountants or environmental consultants, shall be subject to the approval of the Partnership, which approval will not be unreasonably withheld. Such reimbursements to the Kestrel Entities shall be due at the Closing, or promptly following any earlier termination of this Agreement by any of the parties for any reason, other than a termination by the Partnership pursuant to Section 8.1(c); provided, that in the event of such earlier termination (other than a termination by the Partnership pursuant to Section 8.1(c)) the maximum amount of reimbursement to which the Kestrel Entities are entitled is $500,000, except in the case of a termination of this Agreement pursuant to Section 8.1(b) and Section 8.1(e), in which case the maximum amount of reimbursement shall be $350,000.

(b)    In addition to the fees and expenses for which the Partnership is obligated to reimburse the Kestrel Entities pursuant to Section 5.4(a), the Partnership hereby agrees to pay, or cause to be paid to Kestrel by wire transfer of immediately available funds to an account designated by Kestrel, in accordance with Section 5.4(c), the amount of $4,000,000 cash (the “Termination Fee”) if:

(i)    this Agreement is terminated pursuant to Section 8.1(h) or Section 8.1(i);

(ii)    this Agreement is terminated for any reason, other than by the Partnership pursuant to Section 8.1(c), and at the time of such termination a Superior Proposal existed; or

(iii)    (x) this Agreement is terminated for any reason, other than by the Partnership pursuant to Section 8.1(c), (y) an Acquisition Proposal existed at any time during the term of this Agreement and (z) prior to the twelve-month anniversary of such termination, the Partnership or any of its Affiliates consummates an Acquisition Proposal that is, from the financial point of view of the holders of the Common Units, equal to or superior to the transactions contemplated by this Agreement and such Acquisition Proposal resulted, directly or indirectly, from any communication with respect to such Acquisition Proposal which occurred either during the term of this Agreement or within six months following the termination of this Agreement; provided, however, that if this Agreement is terminated by the Kestrel Entities pursuant to Section 8.1(d) or Section 8.1(f) and one or more of the Consenting Noteholders consummate an Acquisition Proposal pursuant to Section 4 of the Lock-up Agreement and; provided further, that none of the Consenting Noteholders has, directly or indirectly, interfered with the transactions contemplated by this Agreement or is otherwise in breach of the Lock-up Agreement irrespective of whether the Partnership enforces its rights with respect to such breach, then the Kestrel Entities shall only be entitled to reimbursement of expenses pursuant to Section 5.4(a).

(c)    The parties acknowledge that it would be difficult to establish the amount of actual damages that the Kestrel Entities would incur as a result of the circumstances described in Section 5.4(b) and, as a consequence, the Termination Fee shall serve as liquidated damages. Any amounts payable pursuant to Section 5.4(b(i) and Section 5.4(b)(ii) shall be payable promptly following the termination of this Agreement. Any amounts payable pursuant to Section 5.4(b)(iii) shall be payable concurrently with the consummation of an Acquisition Proposal; provided, however, that if the parties disagree as to whether the consummated Acquisition Proposal is, from the financial point of view of the holders of the Common Units, equal to or superior to the transactions contemplated by this Agreement for purposes of triggering the payment of the Termination Fee, the Partnership and Kestrel shall jointly engage and equally share the expense of a mutually-acceptable, nationally recognized investment banking firm within 30 days of the date of the consummation of the Acquisition Proposal to make such determination and the decision of such investment banking firm shall be binding upon all parties. Except for claims for indemnification pursuant to Article IX or circumstances involving fraud, any amount payable pursuant to Section 5.4 shall, when paid, be the sole and exclusive remedy of Kestrel and shall be in lieu of all remedies at law or equity of the Kestrel Parties.

5.5    Brokers, etc.    The Partnership shall be solely responsible for the payment of any amounts owed to Jefferies in connection with the sale and purchase of the Units as contemplated herein, and the Partnership shall be solely responsible for the payment of any commission or other compensation payable to any financial advisor, broker, agent, finder, or similar intermediary retained by or acting on behalf of the Partnership in connection with the consummation of the Debt Amendments and the Rights Offering.

5.6     Special Meeting; Proxy Statement.

(a)    The Partnership shall take all commercially reasonable action necessary in accordance with Applicable Law and the Partnership’s Original Partnership Agreement to duly call, give notice of, convene and hold a special meeting of its limited partners (the “Special Meeting”) as promptly as practicable after the date hereof to consider and vote upon the adoption and approval of the Transaction, to the extent such limited partner approval is necessary with respect to the effectuation of any part of the Transaction. The limited partner vote required for the adoption and approval of the Transaction shall be the vote required by Applicable Law, the Original Partnership Agreement, and the rules of the NYSE, as represented by the Partnership in Section 3.3. The Board of Directors of the Partnership GP shall, subject to its fiduciary obligations to the Partnership’s limited partners under Applicable Law, taking into account the advice of counsel, (i) recommend to such limited partners that they vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction, (ii) use its reasonable best efforts to solicit from such limited partners proxies in favor of such adoption and approval, and (iii) take all other action reasonably necessary to secure a vote of such limited partners in favor of such adoption and approval. The Partnership GP shall also use its reasonable best efforts to obtain a statement from all of its officers and directors that own partnership interests in the Partnership and entitled to vote at the Special Meeting that such persons intend to vote all such partnership interests owned by such limited partners in favor of the Transaction at the Special Meeting.

(b)    As promptly as practicable after the date hereof, the Partnership shall prepare, shall file with the SEC under the Exchange Act, shall use all reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to its limited partners, a proxy statement with respect to the Special Meeting. The term “Proxy Statement”, as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Except to the extent otherwise determined in good faith by the Board of Directors of the Partnership GP in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the recommendation of the Board that limited partners of the Partnership vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction. The Partnership shall notify Buyers promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and the Partnership shall supply Buyers with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. The Partnership, after consultation with Buyers, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Partnership and Buyers shall cooperate with each other in preparing the Proxy Statement, and the Partnership and Buyers shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. The Partnership and Buyers each agree promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Partnership further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to the limited partners of the Partnership, in each case as and to the extent required by Applicable Law.

5.7    Debt Amendments.    The Partnership Parties shall use their reasonable best efforts to promptly negotiate and enter into such amendments to the Credit Facility together with amendments to the indenture for the Senior Notes, and such waiver, forbearance and other definitive agreements and instruments required to effect the Debt Amendments, all of which shall be in form and substance reasonably satisfactory to Buyers (the “Debt Amendment Documents”), it being understood that the Lock-up Agreement and the exhibits thereto are in form and substance reasonably satisfactory to Buyers. The obligations contained in this Section are not intended, nor shall they be construed, to benefit or confer any rights upon any person other than the parties hereto.

5.8    Rights Offering.    The Partnership shall promptly prepare and submit to Buyers for review, a form of subscription agreement, subscription certificate and all other documents and instruments required in connection with the Rights Offering, all of which shall be in form and substance reasonably satisfactory to Buyers (the “Rights Offering Documents”). The Rights Offering Documents shall provide, among other things, that the Rights Offering shall be generally conducted in the manner described in Section 1.3(b) of this Agreement.

5.9    Registration Statement.    As promptly as practicable after the date hereof, the Partnership shall prepare and file with the SEC a registration statement on Form S-3 (or Form S-1 if Form S-3 is not available) for the purpose of registering under the Securities Act the offering, sale, and delivery of the securities issuable in the Rights Offering. The term “Registration Statement”, as used herein, means such registration statement and all amendments and supplements thereto, if any. The Partnership shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Special Meeting. The Partnership shall notify Buyers promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Registration Statement by the SEC, and the Partnership shall supply Buyers with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Registration Statement. The Partnership, after consultation with Buyers, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Registration Statement. Kestrel shall use its reasonable best efforts to obtain and furnish to the Partnership the information pertaining to the Kestrel Entities and their Affiliates to the extent required to be included in the Registration Statement. The Partnership and Buyers each agree promptly to correct any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Partnership further agrees to use its reasonable best efforts to cause the Registration Statement (or the prospectus contained therein) as so corrected to be filed with the SEC and to be disseminated to the extent required by Applicable Law. The Partnership shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of securities pursuant to the Registration Statement.

5.10    Withdrawal of General Partner.    On the Closing Date, subject to the terms and conditions set forth in this Agreement, the Partnership GP hereby agrees to withdraw as sole general partner of the Partnership and recommend in the Proxy Material that the limited partners elect the Successor General Partner in substitution therefor and to transfer its equity interest in Star/Petro Inc. to the Partnership. In connection with its withdrawal as general partner, the Partnership GP acknowledges and agrees that the current fair market value of its general partnership interest in the Partnership is zero and, consequently, shall not exercise its option to require the Successor General Partner to purchase such general partnership interest.

5.11    Exclusivity Agreement.

(a)    Subject to the other provisions of this Section 5.11, from the date of this Agreement to the earlier of (i) the Closing Date, or (ii) the termination of this Agreement in accordance with its terms (but not including upon or due to a breach of this Agreement by the Partnership) (the “Exclusivity Period”), the Partnership Parties agree that its officers and directors will not, and agree to use reasonable efforts to insure that their respective Affiliates, advisors, representatives and employees do not, directly or indirectly, solicit any offer from, initiate or engage in any discussions or negotiations with, or provide any information other than publicly available information to, any Person (other than the Kestrel Entities, holders of the Senior Notes, the Senior Lender and their Affiliates and representatives; provided that each of the foregoing is subject to non-disclosure agreements with the Partnership) concerning any Acquisition Proposal. In addition, subject to the other provisions of this Section 5.11, the Partnership Parties will not engage in any communications whatsoever, directly or indirectly, with any party that initiates discussions regarding a potential Acquisition Proposal except for communications that are wholly unrelated to such a potential Acquisition Proposal or to notify such party that it will not engage in any communications at such time. The Partnership shall promptly advise Kestrel orally and in writing of any inquiry or proposal by a third party regarding an Acquisition Proposal.

(b)    Notwithstanding the foregoing, nothing contained in this Section 5.11 prohibits the Partnership from (x) in the event of an unsolicited Acquisition Proposal, requesting from the third party such information in writing as may be reasonably necessary for the board of directors of the Partnership GP (on behalf of itself and as Partnership GP) to inform itself as to the material terms of such Acquisition Proposal for the sole purpose of determining whether such Acquisition Proposal constitutes a Superior Proposal, (y) taking (and disclosing to the Partnership’s unitholders or partners) its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (z) making such disclosure to the Partnership’s unitholders or partners as in the good-faith judgment of the board of directors of the Partnership GP, after receipt of advice from outside legal counsel to the Partnership, that such disclosure is advisable for the board of directors of the Partnership GP to comply with its fiduciary duties under Applicable Law.

(c)    Notwithstanding the foregoing, prior to the Closing Date, the Partnership may furnish information concerning the Partnership Business or the assets associated with the Partnership Business to any Person pursuant to a confidentiality agreement with terms no less favorable to the Partnership or its Affiliates than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (i) such Acquisition Proposal is reasonably likely to be consummated (taking into account the legal aspects of the proposal, the Person making the Acquisition Proposal and approvals required in connection therewith), (ii) such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.11 by the Partnership or its Affiliates, submitted a bona fide, written proposal to the Partnership relating to any such transaction that the board of directors of the Partnership GP determines in good faith, after receiving advice from the Partnership’s financial advisors, may reasonably be expected to be more favorable to the Partnership or the Partnership’s unitholders or partners from a financial point of view than the transactions contemplated by this Agreement, and (iii) in the good faith opinion of the board of directors of the Partnership GP, after consultation with outside legal counsel to the Partnership, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Partnership and its unitholders or partners and necessary in order for the board of directors of the Partnership GP to discharge its fiduciary duties to the Partnership’s unitholders or partners under applicable Law (an Acquisition Proposal that satisfies clauses (i), (ii) and (iii) being referred to as a “Superior Proposal”). The Partnership shall promptly, and in any event within three business days following receipt of a Superior Proposal and prior to providing any Person with any material non-public information, notify Buyers of the receipt of the same. The Partnership shall promptly provide to Buyers any material non-public information regarding the Partnership, the Business or the assets associated with the Partnership Business provided to any Person that was not previously provided to Buyers, such additional information to be provided no later than the date of provision of such information to such Person.

(d)    Except as set forth in this Section 5.11, neither the board of directors of the Partnership GP nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions contemplated by this Agreement or to Buyers, the approval or recommendation by the board of directors of the Partnership GP of this Agreement or the transactions contemplated by this Agreement, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any Contract or other agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the Closing, the board of directors of the Partnership GP may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated by this Agreement, approve or recommend a Superior Proposal, or enter into a Contract or other agreement with respect to a Superior Proposal (an “Acquisition Agreement”), in each case at any time after the third business day following the Partnership’s delivery to Buyers of written notice advising Buyers that the board of directors of the Partnership GP has received a Superior Proposal, attaching the most current version of the Acquisition Agreement (including any subsequent modifications and amendments) and identifying the Person making such Superior Proposal; provided, however, that neither the Partnership nor any of its Affiliates may enter into an Acquisition Agreement with respect to a Superior Proposal unless the Partnership complies with this Section 5.11.

(e)    The Partnership may terminate this Agreement and the Partnership or its Affiliates may enter into an Acquisition Agreement with respect to a Superior Proposal, provided that, prior to any such termination, (i) the Partnership has provided Buyers written notice that it intends to terminate this Agreement pursuant to this Section, identifying the Superior Proposal then determined to be more favorable and the parties thereto, and (ii) at least three business days after the Partnership has provided the notice referred to in clause (i) above, the Partnership delivers to Buyer (A) a written notice of termination of this Agreement pursuant to this Section 5.11, and (B) the Termination Fee pursuant to Section 5.4(b) and Section 5.4(c).

5.12    Access to Information; Partnership Facilities.    During the Interim Period, the Partnership (i) shall give Buyers and their authorized representatives reasonable access to the Partnership’s employees, Partnership Facilities, and all books and records of the Partnership Entities, (ii) shall permit Buyers and their authorized representatives to make such inspections, including such environmental assessments, investigations and testing, as they may reasonably require to verify the accuracy of any representation or warranty contained in ARTICLE III, and (iii) shall cause the Partnership’s officers to furnish Buyers and their authorized representatives with such financial and operating data and other information with respect to the Partnership Entities as Buyers may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of the Partnership contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that the Partnership shall have the right to have a representative present at all times.

5.13    Reasonable Best Efforts.    Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the Transaction.

5.14    Cooperation and Information.    Buyers shall cooperate fully with the Partnership in connection with the preparation and filing of the Proxy Statement and the Registration Statements, and Buyers shall obtain and furnish to the Partnership in writing the information regarding Buyers, its Affiliates and the prospective directors of the Successor General Partner required to be included (based upon the advice of its counsel) in the Proxy Statement and the Registration Statement.

5.15    Amendment to Certificate of Limited Partnership.    Promptly following the Closing, the Successor General Partner will cause the Partnership to amend its certificate of limited partnership to reflect that the Successor General Partner is the general partner of the Partnership.

5.16    Taxes.

(a)    Notwithstanding anything to the contrary herein, the Partnership GP shall use its best efforts to not permit the Partnership to enter into any agreement, commitment, guarantee, obligation or activity, including any acquisitions or borrowings, that could result in the recognition of UBTI by any Unit holder by reason of its ownership of Units.

(b)    All first-tier Subsidiaries of the Partnership will be formed and remain corporations for United States tax purposes or the Partnership GP shall cause such Subsidiaries to be classified and treated as corporations for United States tax purposes, in each case from their inception and for all times thereafter.

5.17    Directors’ And Officers’ Indemnification And Insurance.

(a)    For the period of six years from and after the Closing Date, the Partnership shall (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of Star LLC (in all of their capacities) (the “Covered Parties”) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this agreement by the Partnership pursuant to the Original Partnership Agreement and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Star LLC and (B) without limitation to clause (A), to the fullest extent permitted by Applicable Law, (ii) to the extent permissible under then Applicable Law in effect at the time, include and cause to be maintained in effect in the Partnership’s (or any successor’s) agreement of limited partnership and bylaws, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Original Partnership Agreement and (iii) cause to be maintained for a period of six years after the Closing Date the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) maintained by the Partnership (provided that the Partnership (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); and provided, further, that in no event shall the Partnership be required to expend in any one year more than the current annual premium expended by the Partnership to maintain or procure such D & O Insurance immediately prior to the Closing Date (such amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Partnership shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Alternatively, the Partnership may purchase a six-year “tail” prepaid policy covering liabilities arising from facts or events that occurred on or prior to the Closing Date (including acts and omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby) on terms and conditions no less advantageous to the insured than the D & O Insurance; provided, that in no event shall the Partnership be required to expend in excess of the Maximum Annual Premium. The Partnership shall consult with Kestrel as to its decision whether to maintain the D&O or to secure such “tail” coverage and keep Kestrel informed throughout the process. If such “tail” prepaid policy has been obtained by the Partnership prior to the Closing Date, (i) the Partnership shall not be obligated to maintain D & O Insurance as described above, and (ii) the Partnership shall maintain such “tail” policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder. The obligations of the Partnership under this Section 5.17 shall not be terminated or modified in such a manner as to adversely affect any Covered Party without the consent of such affected Covered Party (it being expressly agreed that the Covered Parties shall be third party beneficiaries of this Section 5.17. In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth in this Section 5.17, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Any determination required to be made with respect to whether an indemnified party’s conduct complies with the applicable standard of conduct which governs the availability of such indemnification shall be made by independent legal counsel selected by the indemnified party and reasonably acceptable to the Partnership.

(b)    If the Partnership or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving entity or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving entity shall assume all of the obligations of the Partnership set forth in this Section 5.17.

5.18    Certain Agreement.    The Buyers have been advised that the Partnership GP has requested the Partnership to reimburse it for all past and future obligations of the Partnership GP under an agreement dated March 7, 2005 between the Partnership GP and Irik Sevin and Buyers acknowledge that the Partnership is bound, and Buyers agree to cause the Partnership to make such reimbursement without offsets, defenses or counterclaims, except that the Partnership shall have such defenses as may become available to the Partnership GP pursuant to such Agreement.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTNERSHIP PARTIES

6.1    Conditions to Closing.    The obligations of the Partnership Parties to consummate the Transaction shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties True.    All the representations and warranties of Kestrel for itself and behalf of the Buyers contained in this Agreement shall be true and correct on and as of the Closing Date (except to the extent otherwise contemplated by this Agreement or the Ancillary Documents); provided, however, that (i) to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard, this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

(b)    Covenants and Agreements Performed.    Buyers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    Opinion of Counsel.     The Partnership shall have received an opinion of legal counsel to Buyers, dated the Closing Date, in form reasonably satisfactory to the Partnership, covering those matters set forth in Exhibit 6.1(c) attached hereto, subject to customary assumptions, limitations and exclusions.

(d)    Legal Proceedings.    On the Closing Date, other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ, or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any aspect of the Transaction not be consummated, (ii) any Proceeding pending in which it is or may be sought to prohibit, substantially delay, or rescind this Agreement, the Debt Amendments Documents, the Rights Offering Documents or any aspect of the Transaction or to obtain an award of damages in connection with the Transaction and which, in the good faith judgment of either of the parties, is material, or (iii) any Proceedings pending against the Partnership Entities which, in the good faith judgment of either of the parties, would be expected to have a Partnership Material Adverse Effect.

(e)    Limited Partner Approval.    The holders of the requisite number of outstanding units of limited partnership interests in the Partnership shall have duly and validly approved all items necessary to effectuate the Transaction to the extent that limited partner approval is required.

(f)    Stock Exchange Listing.    The Common Units issuable upon exercise of the Rights shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g)    Completion of Debt Amendments.    All conditions precedent to the closing of the Debt Amendments, including the execution and delivery of the Debt Amendments Documents and the successful completion and closing of the Senior Notes Exchange Offer, shall have been satisfied or duly waived and such closings shall occur simultaneously with the Closing.

(h)    Certificate.    The Partnership shall have received a certificate executed by a duly authorized person on behalf of Buyers dated the Closing Date, representing and certifying, in such detail as the Partnership may reasonably request, that the conditions set forth in this Section 6.1 have been fulfilled.

(i)    Completion of Rights Offering.    The Rights Offering shall have commenced and expired and the number of Unsubscribed Units shall have been determined.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BUYERS

7.1    Conditions to Closing.    The obligations of Buyers to consummate the Transaction shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties True.    The representations and warranties of the Partnership Parties for themselves and on behalf of the Partnership Entities contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date); provided, however, such representations and warranties shall be deemed to be true in all material respects for the purposes of this Section 7.1(a) unless one or more breaches of such representations and warranties either individually or in the aggregate would reasonably be expected to result in loss or liability to the Partnership Entities of $2,500,000 or more; and provided, further, that nothing in this Section 7.1(a) shall limit or affect the Kestrel Entities’ rights to assert a claim for indemnification pursuant to Article IX relating to any such breach or breaches.

(b)    Covenants and Agreements Performed.    The Partnership Parties shall have performed and complied with the agreements contained in Section 5.1 at all times during the Interim Period, and the Partnership Parties shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    Opinion of Counsel.    Buyers shall have received an opinion of legal counsel to the Partnership, dated the Closing Date, in form reasonably satisfactory to Buyers, covering those matters set forth in Exhibit 7.1(c) attached hereto, subject to customary assumptions, limitations and exclusions.

(d)    Legal Proceedings.    On the Closing Date, other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ, or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any aspect of the Transaction not be consummated, (ii) any Proceeding pending in which it is or may be sought to prohibit, substantially delay, or rescind this Agreement, the Debt Amendments Documents, the Rights Offering Documents or any aspect of the Transaction or to obtain an award of damages in connection with the Transaction and which, in the good faith judgment of either of the parties, is material, or (iii) any Proceedings pending against the Partnership Entities which, in the good faith judgment of either of the parties, would be expected to have a Partnership Material Adverse Effect.

(e)    Limited Partner Approval.    The holders of the requisite number of outstanding units of limited partnership interests in the Partnership shall have duly and validly approved all items necessary to effectuate the Transaction to the extent that limited partner approval is required.

(f)    Consents.    All Partnership Consents set forth on Schedule 7.1(f) shall have been obtained or made and shall be in full force and effect as to the Partnership Parties at the time of the Closing, and with respect to any such Partnership Consent related to the Debt Amendments, such Partnership Consent shall have been given (and any such amendment shall have been made) on terms that are reasonably acceptable to Buyers, which acceptance shall not be unreasonably withheld, conditioned or delayed.

(g)    No Adverse Changes.    Since the date of this Agreement, there shall not have been any Partnership Material Adverse Effect.

(h)    Completion of Debt Amendments.    All conditions precedent to the closing of the Debt Amendments, including the execution and delivery of the Debt Amendments Documents and the successful completion and closing of the Senior Notes Exchange Offer, shall have been satisfied or duly waived and such closings shall occur simultaneously with the Closing.

(i)    Stock Exchange Listing.    The Common Units issuable upon exercise of the Rights shall have been approved for listing on the NYSE, subject to official notice of issuance.

(j)    New Partnership Agreement.    The New Partnership Agreement will have been adopted on or prior to the Closing Date.

(k)    Directors and Officers Insurance.    Each of the representatives of Buyers serving on the Board of Directors of the Successor General Partner shall obtain comparable insurance coverage under new or replacement director and officer insurance policies and under indemnification agreements as the Partnership’s directors receive as of the date hereof (including coverage for liabilities arising before the date of taking office to the extent arising from such person’s status as a prospective director), such policies shall be in full force and effect in accordance with their terms in existence as of the Closing Date.

(l)    Certificates.    Buyers shall have received a certificate or certificates representing the Units purchased at the Closing, in definitive form representing the Units, registered in the respective name of each Buyer and duly executed by the Partnership GP.

(m)    Officer Certificate.    Buyers shall have received a certificate executed on behalf of the Partnership GP by its chief executive officer or the chief financial officer, dated the Closing Date, representing and certifying, in such detail as Buyers may reasonably request, that the conditions set forth in this Section 7.1 have been fulfilled.

(n)    Completion of Rights Offering.    The Rights Offering shall have commenced and expired and the number of Unsubscribed Units shall have been determined.

ARTICLE VIII

TERMINATION, AMENDMENT, AND WAIVER

8.1    Termination Prior to Closing.    This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing in the following manner:

(a)    by mutual written consent of the Partnership and Kestrel; or

(b)    by the Partnership or Kestrel after April 30, 2006 if the Closing shall not have occurred by the close of business on such date, so long as the failure to consummate the Transaction on or before such date does not result from a breach of this Agreement by the party seeking termination of this Agreement; or

(c)    by the Partnership, if (i) any of the representations and warranties of Kestrel for itself and on behalf of the Buyers contained in this Agreement shall not be true and correct when made or at any time prior to the Closing as if made at and as of such time, except (A) as contemplated hereby or (B) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard, such representation and warranty shall not be true and correct in all material respects, or (ii) Buyers shall have failed to fulfill any of their obligations in this Agreement in all material respects; and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within five days of actual knowledge thereof by Buyers; or

(d)    by Buyers, if (i) any of the representations and warranties of the Partnership Parties for themselves and on behalf of the Partnership Entities contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall not be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) except where the failure to be true and correct would not reasonably be expected to result in loss or liability to the Partnership Entities of $2,500,000 or more, (ii) the Partnership Parties shall have failed to fulfill any of their obligations under Section 5.1, or (iii) the Partnership Parties shall have failed to fulfill any of its obligations in this Agreement (other than those obligations set forth in Section 5.1) in all material respects; and, in the case of each of clauses (i), (ii) and (iii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 10 days of actual knowledge thereof by the Partnership Parties ; or

(e)    by the Partnership or Kestrel, if the limited partners of the Partnership shall have failed to adopt at a meeting the matters contained in the Proxy Statement that are necessary in order to adopt and approve the Transaction; or

(f)    by Kestrel or the Partnership, upon the occurrence of a Bankruptcy Event; or

(g)    by Kestrel, upon the occurrence of any default by the Partnership Entities under the Credit Facility or the Senior Notes if the holders of indebtedness pursuant to the Credit Facility or the holders of the Senior Notes entitled to declare a default, or any trustee or representative thereof, shall have taken any steps to accelerate any such indebtedness or shall have commenced the exercise of any remedies permitted pursuant to the agreement or other instruments creating such indebtedness; or

(h)    by the Partnership Entities as provided in Section 5.11(e); or

(i)    by Kestrel at any time following an Exclusivity Breach.

8.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.1 by the Partnership, on the one hand, or Kestrel, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the provisions contained in this ARTICLE VIII, ARTICLE IX and in Sections 5.4 and 5.5 and the Confidentiality Agreement shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for any willful breach of this Agreement.

8.3    Amendment.    This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

8.4    Waiver.    No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The provisions of this Agreement may not be waived except by an instrument in writing signed by or on behalf of the party against whom such waiver is sought to be enforced.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

9.1    Survival.    The representations and warranties of the parties hereto contained in Articles III and IV of this Agreement or in any certificate delivered pursuant to Section 6.1(i) or 7.1(m) hereof shall survive the Closing, respectively, regardless of any investigation made by or on behalf of any party, until the first anniversary of the Closing Date (the “Survival Date”). No action may be brought with respect to a breach of any representation and warranty after the Survival Date unless, prior to such time, the party seeking to bring such an action has notified the other parties of such claim, specifying in reasonable detail the nature of the loss suffered. The provisions of this Section 9.1 shall have no effect upon any of the covenants of the parties set forth in Article V or any of the other obligations of the parties hereto under the Agreement, whether to be performed later, at or after the Closing.

9.2    Indemnification by Partnership.

(a)    The Partnership shall indemnify, defend, and hold harmless each of the Kestrel Entities, their respective Affiliates and each of their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) from and against any and all Indemnified Liabilities, REGARDLESS OF WHETHER SUCH INDEMNIFIED LIABILITIES ARE CAUSED BY THE NEGLIGENCE OF AN INDEMNIFIED PARTY; provided however, that the Partnership shall not be obligated to indemnify an Indemnified Party with respect to any Indemnified Liabilities to the extent it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Indemnified Liabilities were caused by the gross negligence, willful misconduct or material breach of this Agreement of or by such Indemnified Party.

(b)    At the written request of an Indemnified Party, the Expenses incurred by an Indemnified Party in connection with any Proceeding, other than as provided in subparagraph (c), shall be paid by the Partnership as and when incurred by the Indemnified Party in advance of the final disposition of such Proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnified Party to repay promptly such amount to the extent that it is ultimately determined that the Indemnified Party is not entitled to be indemnified by the Partnership (a “Repayment Undertaking”). The request for advancement of Expenses by the Indemnified Party and the Repayment Undertaking need not be secured. Any advancement of Expenses shall be made no later than 20 days after receipt by the Partnership of the Repayment Undertaking from the Indemnified Party, and is required to be made notwithstanding any allegation by the Partnership or any other person that an Indemnified Party is not entitled to indemnification pursuant to the exception set forth in subparagraph (a) hereof.

(c)    Notwithstanding any other provisions herein, the Partnership shall not be obligated hereunder to indemnify or advance Expenses to an Indemnified Party with respect to any Proceeding, or any claim therein, brought or made (i) by an Indemnified Party against the Partnership, other than a Proceeding, or a claim therein, made by an Indemnified Party in connection with successfully establishing or enforcing his right of indemnification or to receive advancement of Expenses, in whole or in part, hereunder or (ii) by the Partnership against Buyers pursuant to Section 9.3 hereof.

(i)    Promptly after receipt by an Indemnified Party of notice of the commencement of any Proceeding against an Indemnified Party with respect to which an Indemnified Party demands indemnification or advancement of Expenses hereunder, such Indemnified Party shall promptly notify the Partnership in writing of the commencement thereof, provided that the failure to so notify the Partnership shall not relieve it from any liability that it may have to an Indemnified Party, except to the extent that such failure has materially prejudiced the Partnership’s ability to provide a defense in the Proceeding. The Partnership shall have the right to assume the defense of any such Proceeding, but the Indemnified Parties collectively shall have the right, at the expense of the Partnership, to retain not more than one counsel of their choice to represent the Indemnified Parties in such Proceeding. The counsel for the Indemnified Parties may participate in, but not control, the defense of such Proceeding.

(ii)    The indemnity provided for herein shall cover the amount of any settlements entered into by an Indemnified Party in connection with any claim for which an Indemnified Party may be indemnified hereunder; provided that, no settlement binding on an Indemnified Party may be made without the consent of a Kestrel Indemnified Party and the Partnership (which consent shall not be reasonably withheld).

(iii)    Any indemnification hereunder shall be made no later than 45 days after receipt by the Partnership of the written request of the Indemnified Party.

(d)    If an Indemnified Party is entitled under any provision hereof to indemnification or to receive advancement by the Partnership for some or a portion of the Expenses, judgments, fines or amounts paid in settlement actually and reasonably incurred by the Indemnified Party in the investigation, defense, appeal, settlement or other disposition of any proceeding but not, however, for the total amount thereof, the Partnership shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is entitled.

(e)    In the event of the Partnership’s payment to an Indemnified Party hereunder, the Partnership shall be subrogated to the extent of such payment to all the rights of recovery of the Indemnified Party, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including without limitation the execution of such documents as may be necessary to enable the Partnership effectively to bring suit to enforce such rights.

(f)    If any provision or provisions of this Section 9.2 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Section 9.2 shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

(g)    In the absence of fraud, each Indemnified Party’s sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article 11; provided, that nothing in this provision shall be deemed to limit the rights of any Indemnified Party to (1) be indemnified by any other party to this Agreement (as opposed to a third party) pursuant to the indemnification obligations in ARTICLE IX or (2) to receive the Termination Fee, expense reimbursement and injunctive relief as provided herein.

(h)    In the absence of fraud, the Partnership will not be liable to an Indemnified Party for any punitive damages resulting from or arising out of this Agreement or the transactions contemplated by this Agreement.

(i)    Notwithstanding any other provision of this Section 9.2, the obligations of the Partnership to indemnify the Indemnified Parties for Indemnified Liabilities shall: (i) not apply to any individual claim of less than $50,000 (a “Small Claim”) until the aggregate of all Small Claims exceeds $500,000 and then once the $500,000 threshold is exceeded the Indemnified Parties shall be entitled to recovery from the first dollar of liability; and (ii) be limited to, and will not exceed, 25% of the aggregate Purchase Price.

9.3    Indemnification by Kestrel.

(a)    Kestrel shall indemnify, defend, and hold harmless the Partnership from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and Expenses of any nature whatsoever asserted against, resulting to, imposed upon, or incurred by the Partnership, directly or indirectly, by reason of or resulting from any breach by Kestrel of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto regardless of whether discovered prior to or after the Closing and regardless of whether the Closing occurs.

(b)    Promptly after receipt by the Partnership of notice of the commencement of any Proceeding against it with respect to which the Partnership demands indemnification hereunder, the Partnership shall promptly notify Kestrel in writing of the commencement thereof, provided that the failure to so notify Kestrel shall not relieve it from any liability that it may have to the Partnership, except to the extent that such failure has materially prejudiced Kestrel’s ability to provide a defense in the Proceeding. Kestrel shall have the right to assume the defense of any such Proceeding, but the Partnership shall have the right, at the expense of Kestrel, to retain not more than one counsel of its choice to represent the Partnership in such Proceeding. The counsel for the Partnership may participate in, but not control, the defense of such Proceeding. The indemnity provided for herein shall cover the amount of any settlements entered into by the Partnership in connection with any claim for which the Partnership may be indemnified hereunder; provided that, no settlement binding on the Partnership may be made without the consent of the Partnership and Kestrel (which consent shall not be reasonably withheld). Any indemnification hereunder shall be made no later than 45 days after receipt by Kestrel of the written request of the Partnership.

(c)    If the Partnership is entitled under any provision of this Section 9.3 to indemnification by Kestrel for some or a portion of the Expenses, judgments, fines or amounts paid in settlement actually and reasonably incurred by the Indemnified Party in the investigation, defense, appeal, settlement or other disposition of any proceeding but not, however, for the total amount thereof, Kestrel shall nevertheless indemnify the Partnership and/or the Partnership GP for the portion thereof to which the Partnership is entitled.

(d)    In the event of Kestrel’s payment to the Partnership hereunder, Kestrel shall be subrogated to the extent of such payment to all the rights of recovery of the Partnership, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including without limitation the execution of such documents as may be necessary to enable Kestrel effectively to bring suit to enforce such rights.

(e)    If any provision or provisions of this Section 9.3 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Section 9.3 shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

(f)    In the absence of fraud, the Partnership’s sole and exclusive remedy with respect to any and all claims relating to the subject matter of this agreement will be pursuant to the indemnification provisions set forth in this Article IX; provided, that nothing in this provision shall be deemed to limit the rights of the Partnership to (1) be indemnified by any other party to this Agreement (as opposed to a third party) pursuant to the indemnification obligations in ARTICLE IX or (2) to receive injunctive relief as provided herein.

(g)    In the absence of fraud, Kestrel will not be liable to the Partnership for any punitive damages resulting from or arising out of this Agreement or the transactions contemplated by this Agreement.

(h)    Notwithstanding any other provision of this Section 9.3, the obligations of Kestrel to indemnify the Partnership for Indemnified Liabilities shall: (i) not apply to any Small Claim until the aggregate of all Small Claims exceeds $500,000 and then once the $500,000 threshold is exceeded the Partnership shall be entitled to recovery from the first dollar of liability; and (ii) be limited to, and will not exceed, 25% of the aggregate Purchase Price.

ARTICLE X

MISCELLANEOUS

10.1    Notices.    All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or telefax, to the parties at the addresses and telefax numbers set forth opposite their names on the signature page hereof (or at such other addresses and telefax numbers as shall be specified by the parties by like notice).

10.2    Entire Agreement.    This Agreement (together with the Equity Maintenance Agreement entered into simultaneously herewith by and among the Kestrel Entities and Yorktown Energy Partners VI, L.P.) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties and their Affiliates with respect to the subject matter hereof, provided that, that certain Confidentiality Agreement between Kestrel and the Partnership dated April 14, 2005 (the “Confidentiality Agreement”) shall remain in effect pending the Closing or upon termination of this Agreement and shall only terminate upon Closing.

10.3    Binding Effect; Assignment; No Third Party Benefit.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, except that any Buyer may assign to any Person in which Kestrel is the sole owner, or to any other Affiliate of Buyer, any of such Buyer’s rights, interests, or obligations hereunder, upon notice to the Partnership Parties, but such assignment shall not in any way relieve such Buyer of any of its obligations under this Agreement. Prior to the Closing, any assignee of an initial Buyer executing this Agreement shall, upon such assignment, execute this Agreement as a Buyer. Except as provided in Section 5.17 (which is expressly intended for the benefit of “Covered Parties,” as defined therein) and ARTICLE IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

10.4    Severability.    If any provision of this Agreement is held to be unenforceable, then this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect to the maximum extent permitted by Applicable Law; provided, however, that (i) the provisions of Section 9.2(f) and 9.3(e) shall apply with respect to the severability of the provisions pertaining to the right to indemnification contained in Section 9.2 and 9.3, respectively, and (ii) if any provision of this Agreement other than Section 9.2 or Section 9.3 is held unenforceable, and the unenforceability of such provision would substantially impair the rights and benefits and/or increase the duties and obligations of either party contained in this Agreement, then this Agreement shall be terminated at the election of any party whose rights and benefits are impaired or duties and obligations increased, subject to the provisions of ARTICLE VIII thereof.

10.5    Injunctive Relief.    The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

10.6    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

10.7    Counterparts.    This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

10.8    Titles.    The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9    Schedules.    Disclosure of any fact or item in any section of the Disclosure Schedule referenced in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to such other paragraph or section whether or not an explicit cross-reference appears. Certain of the representations and warranties set forth in this Agreement contemplate that there will be included in the Disclosure Schedule information that might be “material” or have a “material adverse effect” or “Partnership Material Adverse Effect”. The Partnership may elect to include in such schedules items that are not material or are not likely to have a “material adverse effect” or “Partnership Material Adverse Effect” and, in order to avoid any misunderstanding, any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a “material adverse effect” to establish any standard of materiality, “material adverse effect” or “Partnership Material Adverse Effect” or to define further the meaning of such terms for purposes of this Agreement.

ARTICLE XI

DEFINITIONS

11.1    Certain Defined Terms.    As used in this Agreement, each of the following terms has the meaning given it in this Article:

“Acquisition Proposal” means (i) any proposal to commence or conduct a tender or exchange offer involving the Partnership or one or more of the Partnership Entities, (ii) any proposal for a merger, consolidation or other business combination involving the Partnership or one or more of the Partnership Entities, (iii) any proposal or offer to acquire in any manner a substantial equity interest in the Partnership or one or more of the

Partnership Entities, (iv) any proposal or offer to acquire in any manner a substantial portion of the Partnership Business or the assets associated with the Partnership Business, (v) any proposal or offer with respect to any recapitalization or restructuring (whether of equity or debt or a combination thereof) with respect to the Partnership or one or more of the Partnership Entities, or (vi) any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Partnership or any of the Partnership Entities.

“Affiliate” has the meaning specified in Rule 12b-2 promulgated under the Exchange Act.

“Ancillary Documents” means the New Partnership Agreement, the Rights Agreement Amendment and each agreement, instrument, and document (other than this Agreement) executed or to be executed by the Partnership or Buyers in connection with the sale and purchase of the Units as contemplated by this Agreement.

“Applicable Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified person or property is subject.

“Bankruptcy Event” means the occurrence of any of the following with respect to any of the Partnership Entities:

(i)    making an assignment for the benefit of creditors;

(ii)    filing a voluntary petition in bankruptcy;

(iii)    being adjudicated a bankrupt or insolvent, or having entered against it an order for relief in any bankruptcy or insolvency proceeding;

(iv)    filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v)    filing an answer or other pleading admitting to or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (iv) above; or

(vi)    seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of it or all or any substantial part of its properties.

“Benefit Plan” means any bonus, profit sharing, compensation, severance, termination, stock option, stock unit, stock appreciation right, unit appreciation right, restricted stock, restricted unit, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, health, life, disability, or any other employee benefit or fringe benefit agreement, policy, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, employee or other service provider.

“Brokerage Fee” means the fees and expenses of Jefferies in connection with its services as financial advisor to the Partnership in connection with the Transaction.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

“Common Units” mean the units representing common limited partnership interests in the Partnership and having the rights and obligations specified with respect to the Common Units in the Original Partnership Agreement or the New Partnership Agreement, as applicable, together with associated rights to purchase Class A Common Units of the Partnership pursuant to the Rights Agreement.

“Consenting Noteholders” mean the holders of the Partnership’s 10.25% Senior Notes due 2013 issued pursuant to the Indenture and that have executed the Lock-up Agreement.

“Contract” means any agreement, contract, lease, license, sublicense, or other undertaking (whether written or oral and whether express or implied) that is legally binding relating to the Partnership Business to which the Partnership Assets or any of the Partnership Entities is a party or by which any of them is bound.

“Credit Facility” means that certain $260 million revolving credit facility agreement with a group of lenders led by the Senior Lender.

“Credit Facility Amendments” means certain amendments to the Credit Facility in substantially the form attached as Exhibit B.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and inland wetlands and water courses), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Compliance Liability” means any and all liabilities, costs and expenses arising under, or related to, compliance with any Environmental Laws applicable to the Partnership Facilities or the Partnership Business or operations or assets associated with the Partnership Facilities or the Partnership Business, that would reasonably result in claims and/or demands under Environmental Laws and/or liabilities to third parties, including but not limited to, Governmental Authorities.

“Environmental Conditions” means all circumstances with respect to soil, surface waters, groundwaters, ponds, stream sediment, air and similar environmental media and building materials, both on-site and off-site of the property owned and/or operated and/or occupied by the Partnership Entities or any Predecessor at the Partnership Facilities, and all improvements thereto upon or in which the Partnership Business is now or was formerly operated that would reasonably require remedial action and/or that would reasonably result in claims and/or demands by and/or liabilities to third parties including, but not limited to, Governmental Authorities. This term shall expressly include on- and off-site liabilities asserted under the Comprehensive Environmental Response Compensation and Liability Act, as amended, (“CERCLA”) or analogous State or foreign statutes.

“Environmental Laws” means all Applicable Laws relating to pollution or protection of human health (as relating to exposure to Materials of Environmental Concern) or the Environment, including (without limitation), (i) emissions, discharges, releases or threatened releases of Materials of Environmental Concern, (ii) the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (iii) the preservation of the Environment or mitigation of adverse effects thereon, (iv) community right-to-know, hazard communication and noise concerns or (v) record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“Environmental Notice” means any summons, citation, directive, order, claim, pleading, proceeding, judgment, letter or any other written communication from the United States Environmental Protection Agency (“USEPA”), or any other federal, state or local agency or authority, or any other entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which threatens result in the Release of any Materials of Environmental Concern into the Environment or building material, or other violation or alleged violation of Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to a Person, any entity which has ever been considered a single employer with such Person under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exclusivity Breach” means any breach by the Partnership of its agreements contained in this Section 5.11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” means that period of time during which holders of Rights may exercise rights to subscribe for Common Units in the Partnership.

“Existing Indebtedness” means all existing indebtedness of the Companies in respect of borrowed money, including the outstanding indebtedness under the Credit Facility and the Senior Notes.

“Expenses” shall mean any expenses incurred in connection with a Proceeding, including, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

“GAAP” means generally accepted accounting principles as in effect in the United States of America on the applicable date.

“General Partner Units” mean the units representing the general partnership interest in the Partnership and having the rights and obligations specified with respect to the General Partner Units in the Original Partnership Agreement.

“Governmental Authority” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

“Indemnified Liabilities” mean any and all claims, actions, causes of action, demands, losses, liabilities, obligations, losses, damages, penalties and Expenses of any kind or nature whatsoever with respect to or arising out of this Agreement and regardless of whether claimed or alleged by any of the parties hereto or any third party, the Transaction (including the Debt Amendments and the Rights Offering), the actual or proposed execution, delivery, enforcement and performance of this Agreement or the Ancillary Documents, and/or otherwise arising directly or indirectly, by reason of or resulting from any breach by the Partnership Parties of any of their representations, warranties, covenants, or agreements contained in this Agreement or in any certificate delivered pursuant hereto, regardless of whether discovered prior to or after the Closing and regardless of whether the Closing occurs.

“Indenture” means that certain indenture dated February 6, 2003 by and among the Partnership, Star Gas Finance Company and Union Bank of California, N.A., as Trustee.

“Intellectual Property” means patents, trademarks, service marks, trade names, service names, logos, marks, designs, copyrights and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

“IRS” means the Internal Revenue Service.

“Jefferies” shall mean Jefferies & Company, Inc.

“Junior Subordinated Units” mean the units representing junior subordinated limited partnership interests in the Partnership and having the rights and obligations specified with respect to the Junior Subordinated Units in the Original Partnership Agreement, together with associated rights to purchase Class A Common Units of the Partnership pursuant to the Rights Agreement.

“knowledge of the Partnership Parties” means all facts and information that are either (a) within the actual Knowledge of Joseph P. Cavanaugh, Dan Donovan, Richard Ambury, Steve Goldman or Bill Olivier, or (b) that should have been known to such individuals in the exercise of reasonable care in the performance of the duties of their respective offices and (i) in the case of environmental matters, the actual knowledge of Dereck Cygan, (ii) in the case of employment matters, the actual knowledge of Jack Magruder, and in the case of tax matters, the actual knowledge of Jim Ferrara.

“Lock-up Agreement” means that certain letter agreement of even date herewith by and among the Consenting Noteholders, the Partnership and Star Gas Finance Company to effect the Senior Notes Exchange Offer.

“New General Partner Units” mean the units representing the general partnership interest in the Partnership and having the rights and obligations specified with respect to the New General Partner Units in the New Partnership Agreement.

“NYSE” means the New York Stock Exchange.

“Organization State” means, as applied to (i) any corporation, its state or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is formed, organized and existing in that legal form, and (iii) any other entity, the state or other jurisdiction whose laws govern that entity’s internal affairs.

“Materials of Environmental Concern” means, to the extent regulated under any Environmental Laws, any petroleum or fraction thereof, petroleum product, petroleum by-product, fuel oil, waste oil, explosive, reactive material, ignitable material, corrosive material, hazardous chemical, hazardous waste, hazardous substance, extremely hazardous substance, toxic substance, toxic chemical, radioactive material, medical waste, biomedical waste, infectious material, pollutant, toxic pollutant, herbicide, fungicide, rodenticide, insecticide, contaminant or pesticide and including, but not limited to, any other element, compound, mixture, solution or substance which poses a present or potential hazard to human health or the Environment.

“Partnership Assets” means all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, which are owned, used or held for use by the Partnership Entities as of the date hereof.

“Partnership Business” means all business activities of the Partnership Entities as conducted on the date hereof.

“Partnership Facilities” means the facilities of the Partnership Entities located on any real property currently or formerly owned and/or operated and/or leased by the Partnership Entities or any Predecessor, and all improvements thereon.

“Partnership Parties” mean the Partnership and the Partnership GP.

“Person” or “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Authority.

“Permitted Encumbrances” with respect to a party, means (a) the Encumbrances set forth in the Schedules to this Agreement, and specifically identified as such, (b) the Encumbrances permitted to be incurred under the Credit Facility as in effect on the date hereof (c) liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (d) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (e) liens of landlords under lease agreements with respect to property located on the leased premises, and (f) such imperfections or irregularities of title, if any, as (i) are not substantial in character, amount or extent and do not materially detract from the value of the property subject thereto, (ii) do not materially interfere with either the present or intended use of such property and (iii) do not, individually or in the aggregate, materially interfere with the conduct of the business of such party.

“Predecessor” means any Person which was merged into any of the Partnership Entities or which transferred all or substantially all of its assets to any of the Partnership Entities.

“Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping, or as otherwise defined under Environmental Laws. As applicable, this term shall be interpreted to include the present, past and future tense, as appropriate.

“reasonable efforts or reasonable best efforts” means a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Rights” means the rights to subscribe to purchase Common Units issued by the Partnership pursuant to the Rights Offering.

“Rights Agreement” means that certain Unit Purchase Rights Agreement dated as of April 17, 2001 by and between the Partnership and American Stock Transfer and Trust Company.

“Rights Agreement Amendment” means that certain amendment to the Rights Agreement executed concurrently herewith in order that the Rights shall not be exercisable as a result of the Transaction contemplated hereby.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Lender” means J.P. Morgan Chase Bank, N.A.

“Senior Notes” means the 10.25% Senior Notes due 2013.

“Senior Subordinated Units” mean the units representing Senior Subordinated limited partnership interests in the Partnership and having the rights and obligations specified with respect to the Senior Subordinated Units in the Original Partnership Agreement, together with associated rights to purchase Class A Common Units of the Partnership pursuant to the Rights Agreement.

“Subsidiary” means with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (i) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the board of directors or other persons performing similar functions, (ii) in the case of a partnership, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or owns a majority of the equity interests or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, including all applicable penalties and interest, and includes any interest, penalties or additions to tax attributable to such taxes.

“Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.

“UBTI” means unrelated business taxable income within the meaning of Section 512 of the Code.

“Unsubscribed Units” shall mean the number of Common Units for which the holders of rights shall not have subscribed during the Exercise Period.

11.2    Certain Additional Defined Terms.    In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in Section 11.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term	Section Reference
Acquisition Agreement	5.11(d)
CERCLA	11.1
Closing	ARTICLE 2
Closing Date	ARTICLE 2
Confidentiality Agreement	10.2
Covered Parties	5.17
Debt Amendment Documents	5.7
Debt Amendments	1.3(a)
D&O Insurance	5.17
Exclusivity Period	5.11
Financial Statements	3.9(a)
Governmental Approval	3.6
Kestrel	Preamble
Kestrel Entities	Preamble
Kestrel Heat	Preamble
Indemnified Parties	9.2(a)
Interim Period	5.1
M2	Preamble
Material Contracts	3.27
Multiemployer Plan	3.23(c)
New Partnership Agreement	1.1
Original Partnership Agreement	3.2(a)
Partnership	Preamble
Partnership Consents	3.21
Partnership Entities	Preamble
Partnership GP	Preamble
Partnership Material Adverse Effect	3.10
Partnership Plans	3.23(a)

Defined Term	Section Reference
Partnership Transaction	5.11
PBGC	3.23(d)
Proxy Statement	5.6(b)
Purchase Price	1.2
RCRA	3.17(a)
Registration Statement	5.9
Repayment Undertaking	9.2(b)
Rights	1.3(b)
Rights Offering	1.3(b)
Rights Offering Documents	5.8
SEC	3.8
SEC Reports	3.8
Securities Act	3.8
Senior Notes Exchange Offer	1.3
Small Claim	9.2(i)
Special Meeting	5.6
Successor General Partner	1.3(a)
Superior Proposal	5.11(c)
Survival Date	9.1
Survival Date	9.1
Termination Fee	5.4(b)
Transaction	1.3(a)
Transaction Documents	3.3
Units	1.1
USEPA	11.1

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

THE PARTNERSHIP/PARTNERSHIP GP:

STAR GAS PARTNERS, L.P.
Address:
2187 Atlantic Street
Stamford, CT 06902 Attention: Joe Cavanaugh Fax: (203) 328-7393	By: STAR GAS LLC, its general partner
	By:	/s/ Joseph P. Cavanaugh
	Name:	Joseph P. Cavanaugh
	Title:	Chief Executive Officer

with a copy to:	STAR GAS LLC

Phillips Nizer LLP	By:	/s/ Joseph P. Cavanaugh
666 Fifth Avenue	Name:	Joseph P. Cavanaugh
28th Floor	Title:	Chief Executive Officer
New York, NY 10103
Attention: Alan Shapiro, Esq.
Fax: (212) 262-5152

KESTREL/BUYERS:

KESTREL ENERGY PARTNERS, LLC
Address: 2 Count Rumford Lane Huntington, NY 11743
Attention: Paul A. Vermylen, Jr.	By:	/s/ Paul A. Vermylen, Jr.
Fax: (631) 614-4238		Paul A. Vermylen, Jr., President

KESTREL HEAT, LLC
with a copy to:
Thompson & Knight LLP	By:	/s/ Paul A. Vermylen, Jr.
Suite 3300		Paul A. Vermylen, Jr., President
Dallas, Texas 75201
Attention: Jeffrey A. Zlotky, Esq.	KM2, LLC

Fax: (214) 969-1751	By:	/s/ Paul A. Vermylen, Jr.
Paul A. Vermylen, Jr., President

AMENDMENT NO. 1

TO

UNIT PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO UNIT PURCHASE AGREEMENT (this “Amendment”) is made and entered into this 12TH day of March, 2006, by and among Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”) and its general partner, Star Gas LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership and their Subsidiaries, collectively referred to as the “Partnership Entities”); and Kestrel Energy Partners, LLC, a Delaware limited liability company (“Kestrel”), and its Subsidiaries Kestrel Heat, LLC, a Delaware limited liability company (“Kestrel Heat”), and KM2, LLC, a Delaware limited liability company (“M2” and, together with Kestrel and Kestrel Heat, collectively referred to as the “Kestrel Entities”).

W I T N E S S E T H :

WHEREAS, the Partnership Parties and the Kestrel Entities are parties to that certain Unit Purchase Agreement dated as of December 5, 2005 (the “Unit Purchase Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to amend the Unit Purchase Agreement to (i) increase the purchase price per Common Unit for the 7,500,000 Common Units to be purchased by Buyers from $2.00 per Common Unit to $2.25 per Common Unit and (ii) increase the purchase price for the Common Units to be sold in the Rights Offering to $2.25 per Common Unit, in each case subject to the satisfaction of the Conditions (as defined below); and

WHEREAS, the parties desire that this Amendment shall only become effective upon the satisfaction of the Conditions;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Unit Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Parties and the Kestrel Entities agree as follows:

Section 1. Conditions. This Amendment shall become effective immediately upon, but only at such time, as the Partnership receives any required consent to enter into this Amendment to the Unit Purchase Agreement from its senior noteholders, as may be required by the terms of the lockup agreements entered into with such noteholders, so long as such consent is received prior to 5:00 p.m. Eastern Standard Time on Tuesday, March 28, 2006. Notwithstanding the foregoing, this Amendment shall become effective at such time as the Partnership and Kestrel mutually agree in writing that this Amendment is effective, it being understood that Kestrel and the Partnership shall mutually agree to such effectiveness if the requisite noteholder consent is received after 5:00 p.m. Eastern Standard Time on Tuesday, March 28, 2006 and, upon the advice of their respective counsel, Kestrel and the Partnership conclude that declaring this Amendment effective at such time would not prevent the transactions contemplated by the Unit Purchase Agreement as amended by this Amendment from being consummated on or prior to April 30, 2006. The conditions to the effectiveness of this Amendment contained in this paragraph are collectively referred to herein as the “Conditions.” For the purpose of clarity, in the event that neither of the Conditions in the first two sentences of this paragraph are satisfied, this Amendment shall not become effective and shall be of no further force and effect and the Unit Purchase Agreement shall remain in full force and effect without any amendment thereto. Kestrel and the Partnership agree to use their reasonable best efforts to work cooperatively with each other, and appropriate third parties, to pursue ways which would allow Kestrel and the Partnership to consummate the transactions contemplated by the Unit Purchase Agreement as amended by this Amendment upon its effectiveness.

Section 2. Certain Definitions. Terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Unit Purchase Agreement. All references to the “Agreement” in the Unit Purchase Agreement shall be deemed to refer to the Unit Purchase Agreement as amended by this Amendment.

Section 3. Purchase Price and Payment. The Unit Purchase Agreement is hereby amended in order to delete Section 1.2 and to replace such section with a new Section 1.2, to read in its entirety as follows:

“1.2. Purchase Price and Payment. The aggregate purchase price for the Common Units shall be equal to $2.25 per Common Unit times the total number of Common Units to be purchased by Buyers at the Closing pursuant to Section 1.1 (the “Purchase Price”). The Purchase Price payable by Buyers for the Units to be purchased by it shall be paid at the Closing in immediately available funds by confirmed wire transfer to a bank account to be designated by the Partnership (such designation to occur no later than the third Business Day prior to the Closing Date). As further acknowledged in Section 5.10, the New General Partner Units shall be issuable for no consideration.”

Section 4. Intent of the Parties. The Unit Purchase Agreement is hereby amended in order to delete subsection (b) to Section 1.3 and to replace such subsection with a new subsection (b) to Section 1.3 to read in its entirety as follows:

“(b) As used herein, the “Rights Offering” shall mean that certain distribution by the Partnership to each record holder of Common Units, as of a record date after the Special Meeting to be set by the Partnership, of the non-transferable right (the “Rights”) to purchase, at $2.25 per Common Unit, a pro-rata portion of 17,500,000 Common Units (subject to rounding as set forth below). It is currently anticipated that in the Rights Offering (i) the Partnership will distribute .5441 non-transferable Rights with respect to each Common Unit outstanding as of the record date for the Rights Offering, at no cost to the record holders; (ii) one Right plus $2.25 in cash will entitle the holder to purchase one Common Unit; (iv) the Rights will be evidenced by non-transferable subscription certificates; (v) no fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Units will be rounded up to the nearest whole number of Rights (provided that such rounding shall not cause the total purchase price of the Common Units issuable upon exercise of the Right to exceed $39,375,000); and (vi) brokers, dealers and other nominees holding Common Units on the record date for more than one beneficial owner will be entitled to obtain separate subscription certificates for their beneficial owners so that they may each receive the benefit of rounding.”

Section 5. Ratification of Unit Purchase Agreement. The Unit Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects and shall remain in full force and effect.

Section 6. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Remainder of Page Left Blank]

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment, or caused this Amendment to be executed by their duly authorized representatives, all as of the day and year first above written.

THE PARTNERSHIP/PARTNERSHIP GP:

STAR GAS PARTNERS, L.P.
Address:
2187 Atlantic Street
Stamford, CT 06902	By:	STAR GAS LLC, its general partner
Attention: Joe Cavanaugh
Fax: (203) 328-7393
	By:	/s/ Joseph P. Cavanaugh
	Name:	Joseph P. Cavanaugh
	Title:	CEO-Director

with a copy to:	STAR GAS LLC

Phillips Nizer LLP	By:	/s/ Joseph P. Cavanaugh
666 Fifth Avenue	Name:	Joseph P. Cavanaugh
28th Floor	Title:	CEO-Director
New York, NY 10103
Attention: Alan Shapiro, Esq.
Fax: (212) 262-5152

KESTREL/BUYERS:

KESTREL ENERGY PARTNERS, LLC
Address:
2 Count Rumford Lane
Huntington, NY 11743
Attention: Paul A. Vermylen, Jr.	By:	/s/ Paul A. Vermylen, Jr.
Fax: (631) 614-4238		Paul A. Vermylen, Jr., President

KESTREL HEAT, LLC
with a copy to:
Thompson & Knight LLP	By:	/s/ Paul A. Vermylen, Jr.
Suite 3300		Paul A. Vermylen, Jr., President
Dallas, Texas 75201
Attention: Jeffrey A. Zlotky, Esq.	KM2, LLC
Fax: (214) 969-1751
	By:	/s/ Paul A. Vermylen, Jr.
Paul A. Vermylen, Jr., President

AMENDMENT NO. 2

TO

UNIT PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO UNIT PURCHASE AGREEMENT (this “Amendment”) is made and entered into this 30th day of March, 2006, by and among Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”) and its general partner, Star Gas LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership and their Subsidiaries, collectively referred to as the “Partnership Entities”); and Kestrel Energy Partners, LLC, a Delaware limited liability company (“Kestrel”), and its Subsidiaries Kestrel Heat, LLC, a Delaware limited liability company (“Kestrel Heat”), and KM2, LLC, a Delaware limited liability company (“M2” and, together with Kestrel and Kestrel Heat, collectively referred to as the “Kestrel Entities”).

WITNESSETH :

WHEREAS, the Partnership Parties and the Kestrel Entities are parties to that certain Unit Purchase Agreement dated as of December 5, 2005, as amended by Amendment No. 1 to Unit Purchase Agreement dated as of March 12, 2006 (the “Unit Purchase Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to amend the Unit Purchase Agreement to (i) decrease the aggregate number of Common Units to be purchased by Buyers pursuant to subsections (a) and (b) of Section 1.1 to 6,750,000 and increase the purchase price per Common Unit for such Common Units from $2.25 per Common Unit to $2.50 per Common Unit and (ii) decrease the purchase price for the Common Units to be sold in the Rights Offering to $2.00 per Common Unit; provided that the purchase price per Common Unit for the Unsubscribed Units, if any, to be purchased by M2 shall remain at $2.25 per Common Unit;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Unit Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Parties and the Kestrel Entities agree as follows:

Section 1. Certain Definitions. Terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Unit Purchase Agreement. All references to the “Agreement” in the Unit Purchase Agreement shall be deemed to refer to the Unit Purchase Agreement as amended by this Amendment.

Section 2. Agreement to Sell and to Purchase Common Units. The Unit Purchase Agreement is hereby amended in order to delete subsection (b) to Section 1.1 and to replace such subsection with a new subsection (b) to Section 1.1 to read in its entirety as follows:

“(b) 6,250,000 Common Units to be sold to and purchased by M2;”

Section 3. Purchase Price and Payment. The Unit Purchase Agreement is hereby amended in order to delete Section 1.2 and to replace such section with a new Section 1.2, to read in its entirety as follows:

        “1.2. Purchase Price and Payment. The aggregate purchase price for the Common Units to be purchased by Buyers pursuant to subsections (a) and (b) of Section 1.1 shall be equal to $2.50 per Common Unit times the total number of Common Units to be purchased by Buyers at the Closing pursuant to subsections (a) and (b) of Section 1.1. The aggregate purchase price for the Common Units to be purchased by M2 pursuant to subsection (d) of Section 1.1 shall be equal to $2.25 per Common Unit times the total number of Common Units to be purchased by M2 at the Closing pursuant to subsection (d) of Section 1.1. The aggregate purchase price payable for the Units to be purchased by Buyers pursuant to Section 1.1 (the “Purchase Price”) shall be paid at the Closing in immediately available funds by confirmed wire transfer to a bank account to be designated by the Partnership (such designation to occur no later than the third Business Day prior to the Closing Date). As further acknowledged in Section 5.10, the New General Partner Units shall be issuable for no consideration.”

1

Section 4. Intent of the Parties. The Unit Purchase Agreement is hereby amended in order to delete subsection (b) to Section 1.3 and to replace such subsection with a new subsection (b) to Section 1.3 to read in its entirety as follows:

“(b) As used herein, the “Rights Offering” shall mean that certain distribution by the Partnership to each record holder of Common Units, as of a record date after the Special Meeting to be set by the Partnership, of the non-transferable right (the “Rights”) to purchase, at $2.00 per Common Unit, a pro-rata portion of 19,687,500 Common Units (subject to rounding as set forth below). It is currently anticipated that in the Rights Offering (i) the Partnership will distribute .6121 non-transferable Rights with respect to each Common Unit outstanding as of the record date for the Rights Offering, at no cost to the record holders; (ii) one Right plus $2.00 in cash will entitle the holder to purchase one Common Unit; (iii) the Rights will be evidenced by non-transferable subscription certificates; (iv) no fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Units will be rounded up to the nearest whole number of Rights; and (v) brokers, dealers and other nominees holding Common Units on the record date for more than one beneficial owner will be entitled to obtain separate subscription certificates for their beneficial owners so that they may each receive the benefit of rounding.”

Section 5. Ratification of Unit Purchase Agreement. The Unit Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects and shall remain in full force and effect.

Section 6. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Remainder of Page Left Blank]

[Signature page follows]

2

IN WITNESS WHEREOF, the parties have executed this Amendment, or caused this Amendment to be executed by their duly authorized representatives, all as of the day and year first above written.

THE PARTNERSHIP/PARTNERSHIP GP:

STAR GAS PARTNERS, L.P.

Address:
2187 Atlantic Street
Stamford, CT 06902	By:	STAR GAS LLC, its general partner
Attention: Joe Cavanaugh
Fax: (203) 328-7393
	By:	/s/ Joseph P. Cavanaugh
	Name:	Joseph P. Cavanaugh
	Title:	CEO and Director

with a copy to:	STAR GAS LLC

Phillips Nizer LLP	By:	/s/ Joseph P. Cavanaugh
666 Fifth Avenue	Name:	Joseph P. Cavanaugh
28th Floor	Title:	CEO and Director
New York, NY 10103
Attention: Alan Shapiro, Esq.
Fax: (212) 262-5152

KESTREL/BUYERS:

KESTREL ENERGY PARTNERS, LLC
Address:
2 Count Rumford Lane
Huntington, NY 11743
Attention: Paul A. Vermylen, Jr.	By:	/s/ Paul A. Vermylen, Jr.
Fax: (631) 614-4238		Paul A. Vermylen, Jr., President

KESTREL HEAT, LLC
with a copy to:
Thompson & Knight LLP	By:	/s/ Paul A. Vermylen, Jr.
Suite 3300		Paul A. Vermylen, Jr., President
Dallas, Texas 75201
Attention: Jeffrey A. Zlotky, Esq.	KM2, LLC
Fax: (214) 969-1751
	By:	/s/ Paul A. Vermylen, Jr.
Paul A. Vermylen, Jr., President

3